                                                                    Exhibit 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           PURCHASE AND SALE AGREEMENT

                                      AMONG

                             Aspen Technology, Inc.

                                       and

                               Hyprotech Company,

                                       and

                              AspenTech Canada Ltd.

                                       and

                                 AspenTech Ltd.

                                       and

                                Hyprotech UK Ltd.

                  (individually and collectively, the "SELLER")

                                       and

                          Honeywell International Inc.

                                       and

                        Honeywell Control Systems Limited

                                       and

                       Honeywell Limited-Honeywell Limitee

                  (individually and collectively, the "BUYER")

                                 October 6, 2004

                                TABLE OF CONTENTS

                                                                                                    Page
ARTICLE I        ASSET PURCHASE........................................................................2

 1.1      Purchase and Sale of Assets; Assumption of Liabilities.......................................2
 1.2      Purchase Price and Related Matters...........................................................8
 1.3      The Closing.................................................................................14
 1.4      Consents to Assignment......................................................................16
 1.5      Further Assurances..........................................................................17

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................18

 2.1      Organization, Qualification and Corporate Power.............................................19
 2.2      Authority...................................................................................19
 2.3      Noncontravention............................................................................19
 2.4      Tax Matters.................................................................................20
 2.5      Seller Equipment............................................................................21
 2.6      Intellectual Property.......................................................................21
 2.7      Contracts...................................................................................24
 2.8      Litigation..................................................................................25
 2.9      Employment Matters..........................................................................25
 2.10     Legal Compliance............................................................................29
 2.11     No Liens; Sufficiency of Assets.............................................................29
 2.12     Intercompany Transactions...................................................................30
 2.13     Customers...................................................................................30
 2.14     Foreign Corrupt Practices Act...............................................................30
 2.15     Product Warranty............................................................................30
 2.16     Product Liability...........................................................................31
 2.17     Insurance...................................................................................31
 2.18     Guarantees..................................................................................31
 2.19     Accounts Receivable.........................................................................31
 2.20     No Undisclosed Liabilities..................................................................31
 2.21     Financial Working Papers/Reports............................................................32

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................................32

 3.1      Organization................................................................................32
 3.2      Authority...................................................................................32
 3.3      Noncontravention............................................................................33
 3.4      Litigation..................................................................................33
 3.5      Due Diligence by the Buyer..................................................................33

ARTICLE IV       PRE-CLOSING COVENANTS................................................................34

 4.1      Closing Efforts.............................................................................34
 4.2      Confidentiality.............................................................................34
 4.3      Schedules...................................................................................34
 4.4      Certain Tax Certifications..................................................................35
 4.5      Interim Covenants...........................................................................35
 4.6      Access to Books and Records.................................................................37
 4.7      No-Shop.....................................................................................37
 4.8      Confidentiality Agreements..................................................................38
 4.9      Interim Employee Incentives.................................................................38
 4.10     Replacement of Seller Guarantees............................................................38

ARTICLE V        CONDITIONS PRECEDENT TO CLOSING......................................................39

 5.1      Conditions to Obligations of the Buyer......................................................39
 5.2      Conditions to Obligations of the Seller.....................................................40

ARTICLE VI       INDEMNIFICATION......................................................................41

 6.1      Indemnification by the Seller...............................................................41
 6.2      Indemnification by the Buyer................................................................42
 6.3      Claims for Indemnification..................................................................42
 6.4      Survival....................................................................................43
 6.5      Limitations.................................................................................44
 6.6      Tax Treatment of Indemnification Payments...................................................45
 6.7      Mitigation of Infringement Claims...........................................................45

ARTICLE VII      TAX MATTERS..........................................................................46

 7.1      Seller Responsibility.......................................................................46
 7.2      Buyer Responsibility........................................................................46
 7.3      Taxes Arising From Transaction..............................................................46
 7.4      Real or Personal Property Taxes.............................................................46
 7.5      Applicable to AspenTech UK and the UK Engineering Software Assets Related to the OTS
          Business (the "UK OTS Assets")..............................................................47
 7.6      Applicable to Hyprotech and AspenTech Canada and the Engineering Software Assets in
          Canada ("Canadian Engineering Software Assets").............................................48

ARTICLE VIII     TERMINATION..........................................................................48

 8.1      Termination of Agreement....................................................................48
 8.2      Effect of Termination.......................................................................49

ARTICLE IX       EMPLOYEE MATTERS.....................................................................49

 9.1      Provisions Relating to US Employees.........................................................49
 9.2      Provisions Relating to United Kingdom OTS Employees.........................................51
 9.3      Provisions Relating to Canadian Employees...................................................53

 9.4      Provisions Relating to Non-US Employees (Other Than Transferring UK Employees and
          Canadian Employees).........................................................................55
 9.5      Employee Consultation.......................................................................56
 9.6      Seller Obligations..........................................................................56
 9.7      Non-Solicitation............................................................................57

ARTICLE X        OTHER POST-CLOSING COVENANTS.........................................................57

 10.1     Non-Competition.............................................................................57
 10.2     Multi-Product Agreements....................................................................59
 10.3     Other Customer Contracts....................................................................59
 10.4     Collection of Accounts Receivable...........................................................60
 10.5     Payment of Assumed Liabilities..............................................................60
 10.6     Copies in Possession........................................................................60
 10.7     Obligation to Cooperate in Bringing or Defending Legal Actions..............................60
 10.8     Access to Books and Records; Cooperation....................................................60
 10.9     Confidentiality.............................................................................61
 10.10    Third Party Licenses........................................................................61
 10.11    [**]........................................................................................62
 10.12    HTFS Research Network Membership............................................................62
 10.13    Salary Reimbursement........................................................................62
 10.14    Post-Closing Delivery.......................................................................62
 10.15    [**]........................................................................................62

ARTICLE XI       MISCELLANEOUS........................................................................63

 11.1     Press Releases and Announcements............................................................63
 11.2     No Third Party Beneficiaries................................................................63
 11.3     Action to be Taken by Affiliates............................................................63
 11.4     Entire Agreement............................................................................63
 11.5     Succession and Assignment...................................................................64
 11.6     Notices.....................................................................................64
 11.7     Amendments and Waivers......................................................................65
 11.8     Severability................................................................................65
 11.9     Expenses....................................................................................66
 11.10    Specific Performance........................................................................66
 11.11    Governing Law...............................................................................66
 11.12    Submission to Jurisdiction..................................................................66
 11.13    Rescission..................................................................................66
 11.14    Construction................................................................................67
 11.15    Waiver of Jury Trial........................................................................67
 11.16    Incorporation of Exhibits and Schedules.....................................................67
 11.17    Counterparts and Facsimile Signature........................................................67

                             TABLE OF DEFINED TERMS

DEFINED TERM                                          SECTION
------------                                          -------
Accounting Methodologies                              1.2(b)(ii)
Accounts Receivable                                   1.1(a)(xiii)
Acquirer                                              11.5
Acquisition                                           11.5
Affiliate                                             3.5
Agreed Amount                                         6.3(b)
Agreement                                             Preamble
Allocation Schedule                                   1.2(c)
Ancillary Agreements                                  1.3(b)
AspenTech                                             Preamble
AspenTech Canada                                      Preamble
AspenTech UK                                          Preamble
Assigned Contract(s)                                  1.1(a)(v)
Assigned Intellectual Property                        1.1(a)(iv)
Assigned Product(s)                                   1.1(a)(i)
Assigned Trademarks                                   1.1(a)(xi)
Assumed Liabilities                                   1.1(c)
Billed Accounts Receivable                            1.2(b)(i)
Business                                              Introduction
Business Day                                          1.3(a)
Business Employees                                    2.9(a)(i)
Buyer                                                 Preamble
Buyer's Calculation                                   1.2(b)(ii)
Buyer Material Adverse Effect                         3.3(b)
Canadian Employees                                    9.3(a)
Canadian GST                                          1.2(d)(i)
CCLRC                                                 4.12
[**]                                                  1.1(c)(x)
[**]                                                  1.1(c)(x)
Claim Notice                                          6.3(b)
Claimed Amount                                        6.3(b)
Closing                                               1.3(a)
Closing Date                                          1.3(a)
COBRA                                                 2.9(k)(iii)
Code                                                  1.2(c)
Confidentiality Agreement                             4.2
Consent Decree                                        Introduction
Consulting Contracts                                  2.9(e)
Customer Agreement                                    10.3
Damages                                               6.1

DEFINED TERM                                          SECTION
------------                                          -------
Disclosure Schedule                                   Article II
Documentation                                         1.1(a)(iii)
Employees                                             2.9(a)(ii)
Employment Commencement Date                          9.1(a)
Employment Contracts                                  2.9(d)
Engineering Software Assets                           1.1(a)
ERISA                                                 2.9(j)
Excluded Assets                                       1.1(b)
Excluded Liabilities                                  1.1(d)
Excluded Hyprotech Process Engineering                1.1(b)(vi)
Simulation Software
Final Net Unbilled Accounts Receivable                1.1(b)(iv)(c)
Financial Working Papers/Reports                      2.21
Foreign Plan                                          2.9(p)
FTC                                                   Introduction
GAAP                                                  2.21
Genesis IP                                            1.1(a)(ii)
Genesis Project Materials                             1.1(a)(ii)
Global Employees                                      9.4(a)
Governmental Entity                                   1.2(c)
Governmental Filings                                  4.1(a)
GST Sellers                                           1.2(d)(i)
Harwell Math Library Agreement                        4.12
Holdback Amount                                       1.2(a)
Holdback Release Date                                 1.2(a)(iv)(A)
Holdback Review Period                                1.1(b)(iv)(B)
Honeywell                                             Preamble
Honeywell Control                                     Preamble
Honeywell Limited                                     Preamble
Hyprotech                                             Preamble
Hyprotech Business                                    Introduction
Hyprotech License Agreements                          1.3(b)(xii)
Hyprotech Products                                    1.1(a)(i)(A)
Hyprotech Process Engineering Simulation Software     1.1(a)(i)(A)
Hyprotech Records                                     1.1(a)(viii)
Hyprotech UK                                          Preamble
HYSYS Contracts                                       1.1(b)(i)
Income Statements                                     2.21
Indemnified Party                                     6.3(a)
Indemnifying Party                                    6.3(a)
Independent Accountant                                1.2(b)(iv)(c)
Infringing Delivered Intellectual Property            6.7
Initial Purchase Price                                1.2(a)

DEFINED TERM                                          SECTION
------------                                          -------
Intellectual Property Rights                          2.6(b)
Inventors                                             2.6(h)
IT Property                                           1.1(a)(iii)
[**]                                                  2.6(l)
[**]                                                  10.11
Labor Group                                           2.9(f)
Losses                                                9.2(a)
Multi-Product Agreement                               2.7(c)
Net Unbilled Accounts Receivable                      1.2(b)(ii)
New Affiliates                                        11.5(b)
Non-Paying Party                                      7.4
Old Affiliates                                        11.5(a)
Omitted IP License                                    1.5(c)
Omitted Assigned IP                                   1.5(b)
Operator Training Contract(s)                         1.1(a)(v)
Operator Training Products                            1.1(a)(i)(B)
Operator Training Services                            Introduction
OTS Business                                          Introduction
OTS Records                                           1.1(a)(vi)
OTS Related-Records                                   1.1(a)(vii)
Party or Parties                                      Preamble
Paying Party                                          7.4
Pending Case                                          Introduction
Plans                                                 2.9(j)
Project Statements                                    2.21
Purchase Price                                        1.2(a)
Realized Accounts Receivable                          1.2(b)(iii)(A)(1)
Records                                               1.1(a)(viii)
Relevant Activities                                   2.9(b)
Remuneration                                          9.3(f)
Restricted Services                                   10.1(a)(i)
Retained Canadian Employees                           9.3(e)
Retained Contracts                                    1.1(b)(ii)
Retained OTS Contracts                                1.1(b)(ii)
Revised Net Unbilled Accounts Receivable              1.2(b)(iv)(A)
Security Interest                                     2.3
Seller                                                Preamble
Seller Customer                                       10.3
Seller Equipment                                      1.1(a)(ix)
Seller Guarantees                                     4.10
Seller Material Adverse Effect                        2.1
Seller Retained Development Tools                     1.1(b)(iv)
Shortfall                                             1.1(b)(iv)(D)

DEFINED TERM                                          SECTION
------------                                          -------
SMS                                                   10.3(a)(i)
Specified Proceedings                                 2.6(l)
Straddle Period Tax                                   7.4
Sublicensable Third Party License                     2.7(d)
[**]                                                  10.15
Target Realized Accounts Receivable                   1.2(b)(iii)(A)(1)
Taxes or Tax                                          1.2(c)
Tax Returns                                           1.2(c)
Third Party Consents                                  4.1(a)
Third Party Licenses                                  2.7(b)
Transfer Provisions                                   9.4(b)
Transfer Regulations                                  9.2(a)
Transfer Taxes                                        7.3
Transferred Employees                                 9.6(b)
Transferred US Employees                              9.1(a)
Transferred Canadian Employees                        9.3(e)
Transferring UK Employees                             9.2(a)
Unresolved Dispute                                    1.2(b)(iii)(B)
UK Engineering Software Assets                        2.4(d)
UK Assumed Liabilities                                7.5(a)
UK Sellers                                            2.4(d)
UK VAT                                                1.2(d)(i)
US Employees                                          9.1(a)
VATA 1994                                             2.4(d)(i)
VAT Sellers                                           1.2(d)(i)

                           PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into as of October 6, 2004 by and among Aspen Technology, a Delaware corporation ("ASPENTECH"), Hyprotech Company, a limited liability company organized under the laws of Nova Scotia, Canada ("HYPROTECH"), AspenTech Canada Ltd., a corporation organized under the laws of Alberta, Canada ("ASPENTECH CANADA"), AspenTech Ltd., a limited liability company organized under the laws of England ("ASPENTECH UK"), Hyprotech UK Ltd., a limited liability company organized under the laws of England, ("HYPROTECH UK"), AspenTech, Hyprotech, AspenTech Canada and AspenTech UK, individually and collectively, the "SELLER"), and Honeywell International Inc., a Delaware corporation ("HONEYWELL"), Honeywell Control Systems Limited, a company organized under the laws of the United Kingdom ("HONEYWELL CONTROL"), and Honeywell Limited-Honeywell Limitee, a Canadian company ("HONEYWELL LIMITED", Honeywell, Honeywell Control and Honeywell Limited, individually and collectively, the "BUYER"). The Seller and the Buyer are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

                                  INTRODUCTION

     The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, subject to the rights and licenses set forth in the Hyprotech License Agreements, certain rights and assets as set forth herein related to (i) the Seller's business of researching, developing, designing, marketing, selling, licensing, providing, maintaining, servicing, supporting, improving, enhancing and updating the Hyprotech Process Engineering Simulation Software (as defined in Section 1.1(a)(i) below) (the "HYPROTECH BUSINESS"), and (ii) the Seller's business of researching, developing, designing, marketing, licensing, selling, providing, maintaining, servicing, supporting, improving, enhancing, and updating software and providing services to the extent used for the development and implementation of a computer system connected to a real or emulated distributed control system that simulates by use of dynamic simulation models the performance and reactions of a designated process plant for the training of process plant operators (the "OTS BUSINESS", the services provided by such OTS Business, the "OPERATOR TRAINING SERVICES", and together with the Hyprotech Business, the "BUSINESS").

     The Seller intends, as a condition of such sale, to seek and obtain a decision from the United States Federal Trade Commission (the "FTC") accepting the Buyer and the transactions contemplated hereunder pursuant to the terms of a consent decree (the "CONSENT DECREE") that fully resolves the pending litigation between the FTC and the Seller, FTC Docket Number 9310 ("PENDING CASE").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                 ASSET PURCHASE

     1.1    PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.


            (a) TRANSFER OF ASSETS. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, and subject to the rights and licenses set forth in the Hyprotech License Agreements, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the following specified assets used or held for use in the Business (collectively, the "ENGINEERING SOFTWARE ASSETS"):

                   (i) a complete copy of the currently existing computer programs (including code in source code, object code and executable code forms), interfaces, tools (including, without limitation, internal development and migration tools), development environments, configuration history and source files and data for third party development environments and tools, flow charts, libraries, modules, add-ons, patches, bug fixes, object libraries, test programs, regression test software, proprietary programming languages, enhancements, customizations, DCS interfaces, process specific equipment, operating unit modules, process specific physical property calculations, scripts, utilities, databases, data and algorithms constituting or embodied in the computer software products that, in each case, are used by the Seller in development, maintenance, support or enhancement and that comprise (A) the products and interfaces sold or licensed by the Seller under the HYSYS name and identified in Schedule 1.1(a)(i)(A), and the related batch process development, conceptual engineering, heat exchanger and hydraulics software identified in
Schedule 1.1(a)(i)(A) (collectively the "HYPROTECH PROCESS ENGINEERING SIMULATION SOFTWARE" or "HYPROTECH PRODUCTS"), and (B) the operator training products identified on Schedule 1.1(a)(i)(B) (the "Operator Training Products", and together with the Hyprotech Products, the "Assigned Product(s)"), including, in each case, (1) all alpha and beta versions of such Assigned Products and (2) every version thereof that has been commercially released (which shall include versions developed for specific customers, if any, under the Assigned Contracts except as set forth on Schedule 1.1(a)(i)(C)) by Seller within the last three years, including, without limitation, all currently archived demonstration or evaluation versions thereof and a complete copy of any corresponding comments and annotations to the source code for such items; provided, however, Assigned Products shall not include the software, tools, modules or other items that are described in Schedule 1.1(a)(i)(C);

                   (ii) all currently archived research and development work product (analyses, prototypes, presentations, etc.) comprising the Hyprotech project known as "Genesis" (the "GENESIS PROJECT MATERIALS") as of June 30, 2002 and all Intellectual Property Rights embodied therein (the "GENESIS IP");

                   (iii) a complete copy of all technical, design, manufacturing, engineering, support and user documentation, product documentation, manuals, product brochures, technical specifications, installation procedures, acceptance procedures, test procedures, testing and quality control information (including list of known bugs), test results, source language statements, demonstration disks and other materials that embody or document the source code of the Assigned Products, that are, in each of the foregoing cases, (A) in the possession of or under control of the Seller or its Affiliates and (B) exclusively or primarily used in connection with development, maintenance, support or enhancement of any Assigned Products (the "DOCUMENTATION", and collectively with the Assigned Products and the Records (as defined below), the "IT PROPERTY");

                   (iv) all (A) registered and unregistered statutory and common law copyrights, whether published or unpublished, works of authorship, and all registrations, applications for registration, and renewals thereof, (B) trade secrets, know-how, confidential information, processes and formulas, (C) patents and patent applications, invention disclosures, industrial or utility models, and inventors certificates throughout the world and all inventions contained therein, all provisional, divisional, continuation, continuation-in-part, or substitute applications based on the foregoing, any patents that shall issue on any of foregoing or on any improvements, reissues, or reexaminations thereof, and patents and patent applications, including, without limitation, to patents of importation, improvement, or addition, utility models, and inventors certificates, corresponding in whole or in part to any of the above-described patent and patent applications that are issued, filed, or to be filed in any and all countries, and any patents that shall subsequently issue therefrom including any renewals, divisions, reissues, continuations, or extensions thereof, (D) data rights and information, (E) the Assigned Trademarks and (F) other intellectual property and proprietary rights whether patented or unpatented, or registered or unregistered, owned by Seller and (1) embodied in the IT Property or (2) used by Seller solely in the operation of the OTS Business or solely in the operation of the Hyprotech Business, together with all claims, damages and rights for past, present and future infringement or misappropriation thereof (collectively, the "ASSIGNED INTELLECTUAL PROPERTY");

                   (v) the rights under all customer contracts relating solely to the OTS Business, which contracts are listed on Schedule 1.1(a)(v) and each contract relating solely to the OTS Business entered into after the date hereof which is approved in writing by Buyer, as described in Section 4.3 (each, an "ASSIGNED CONTRACT", and collectively the "ASSIGNED CONTRACTS"), except as provided in Section 1.4; PROVIDED, HOWEVER, that to the extent that the work on any Assigned Contract is substantially completed prior to Closing, Buyer shall have the option at Closing not to assume such contract by notifying Seller in writing, and such contract shall be deemed a Retained OTS Contract hereunder (and a Retained AspenTech Contract for purposes of the Subcontract Agreement attached hereto as Exhibit J);

                   (vi) for material that relates solely to the OTS Business, all marketing and sales materials used by Seller anywhere in the world, including, but not limited to, all advertising materials, training materials (including all electronic files of training materials), sales materials (including product data, price lists, and mailing lists), promotional and marketing materials, marketing information, educational materials, competitor information (including research data, market intelligence reports, and statistical programs), customer information (including customer sales information, customer lists, customer files, customer contact information, and customer support log data bases), sales forecasting models, Website content, and advertising and display materials; PROVIDED, HOWEVER, that Seller may retain a copy of such material to the extent necessary for tax, accounting, or legal purposes, including as required by applicable laws and regulations (the "OTS RECORDS");

                   (vii) (A) for material that relates both to the OTS Business and to any other business of the Seller or its Affiliates, a copy of all marketing and sales materials used by Seller anywhere in the world (but only to the extent that such materials relate to the OTS Business), including, but not limited to, all advertising materials, training materials (including all electronic files of training materials), sales materials (including product data, price lists, and mailing lists), promotional and marketing materials, marketing information, educational materials, competitor information (including research data, market intelligence reports, and statistical programs), customer information (including customer sales information, customer lists, customer files, customer contact information, and customer support log data bases), sales forecasting models, Website content, and advertising and display materials, and
(B) a copy of all books, records, and financial files insofar as they relate to the OTS Business (the "OTS-RELATED RECORDS");

                   (viii) a copy of all marketing and sales materials used anywhere in the world to the extent such materials relate to the Hyprotech Business, including, but not limited to, all advertising materials, training materials (including all electronic files of training materials), sales materials, promotional and marketing materials, marketing information, educational materials, Website content, and advertising and display materials (the "HYPROTECH RECORDS", and together with the OTS Records and the OTS-Related Records", the "RECORDS"); PROVIDED HOWEVER, to the extent that any of the Records are in an electronic form, Seller shall only be required to deliver such Records in an electronic format;

                   (ix) all compact discs and other media in the possession or control of Seller on which the Operator Training Products are stored (other than copies permitted to be retained by Seller under the Hyprotech License Agreements), and the equipment and other tangible personal property owned by the Seller and necessary to the operation of the OTS Business, and which is described on Schedule 1.1(a)(ix) (the "SELLER EQUIPMENT");

                   (x) a list of all Hyprotech Process Engineering Simulation Product customers as of May 31, 2002 and, if different, as of the date of the Closing Date, which latter list shall include (i) the name and address of the customer, (ii) the name of a contact person, his or her mailing address, e-mail address, and telephone number, (iii) the products licensed or serviced and (iv) the termination date of the customer's contract;

                   (xi) business names, registered and unregistered trademarks, service marks, trade names, logos, Internet domain names, and corporate names and applications, registrations and renewals related thereto (or portions thereof), and associated goodwill, described on Schedule 1.1(a)(xi) (the "ASSIGNED TRADEMARKS");

                   (xii)   all goodwill of the OTS Business; and

                   (xiii) all accounts receivable (billed and unbilled) of the OTS Business at Closing (the "ACCOUNTS RECEIVABLE").

            (b) EXCLUDED ASSETS. Except for the assets specifically enumerated in Section 1.1(a) above, and without limiting the terms and conditions of the Ancillary Agreements, the

Seller conveys no right or interest in or to any other asset or intellectual property of the Seller hereunder, including, without limitation, any trademark, patent or other intellectual property right of any kind ("EXCLUDED ASSETS"). The Seller does not assign, license or otherwise convey (and shall not be deemed to have assigned, licensed or conveyed) any rights and interest (whether by implication, estoppel, inference or otherwise, or by any conduct of a Party under this Agreement) other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and notwithstanding anything in Section 1.1(a) above, the following rights and assets shall be considered Excluded Assets hereunder:

                   (i) all (A) agreements with distributors or customers relating to use of the Assigned Products in object code form and (B) all other agreements set forth on Schedule 1.1(b)(i) hereto under which Seller has granted a license to a third party (other than a customer or distributor) to use or resell an Assigned Product, in each case, other than Assigned Contracts (the "HYSYS CONTRACTS");

                   (ii) each agreement under which the Seller has agreed to provide Operator Training Services or licensed or distributed any Assigned Product and that is identified on Schedule 1.1(b)(ii), including, without limitation, all Multi-Product Agreements as that term is defined in Section 2.7(c) and such other customer agreements related solely to the OTS Business that Seller enters into after the date hereof and prior to Closing and which Buyer elects not to assume pursuant to Section 4.3 hereof ("RETAINED OTS CONTRACTS", and together with the HYSYS Contracts, the "RETAINED CONTRACTS");

                   (iii)   the Third Party Licenses as that term is defined in
Section 2.7(b) and all software, materials, technology or intellectual property licensed under such Third Party Licenses;

                   (iv) the software, tools, and other technology owned by the Seller and listed on Schedule 1.1(b)(iv) (the "SELLER RETAINED DEVELOPMENT TOOLS");

                   (v) except for the Assigned Trademarks, any business names, registered and unregistered trademarks, service marks, trade names, logos, Internet domain names, and corporate names and applications, registrations and renewals related thereto (or portions thereof), and associated goodwill owned, licensed, used or held for use by the Seller or its Affiliates;

                   (vi) the products listed on Schedule 1.1(b)(vi), and all Intellectual Property Rights embodied in such products (the "EXCLUDED HYPROTECH PROCESS ENGINEERING SIMULATION SOFTWARE");

                   (vii) performance bonds of the Seller relating to the Assigned Contracts;

                   (viii) any other of the Seller's products or software that interface with the Assigned Products, except as expressly set forth in Schedule 1.1(a)(i)(A) or Schedule 1.1(a)(i)(B); and

                   (ix) materials related to the pricing or discounting of Hyprotech Process Engineering Simulation Software, including, but not limited to, pricing or discount lists, plans, policies, practices, forecasts, strategies, or analyses.

            (c) ASSUMED LIABILITIES. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of the Seller (collectively, the "ASSUMED LIABILITIES"), of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due):

                   (i) all liabilities and obligations under the Assigned Contracts, except as provided in Section 1.4 and except for liabilities and obligations with respect to any breach or default by the Seller occurring on or prior to the Closing Date of any of such Assigned Contracts or any condition existing on or prior to the Closing Date which, with the passage of time, would constitute such breach or default;

                   (ii) all liabilities and obligations in respect of the Engineering Software Assets incurred by Buyer after the Closing Date except to the extent arising out of (A) the ownership or use of the Engineering Software Assets or operation of the Business on or prior to the Closing Date or (B) Seller's use after the Closing Date of the Engineering Software Assets under the Ancillary Agreements;

                   (iii) all liabilities and obligations which arise on account of the manufacture, license or sale of any products manufactured, licensed and/or sold by the Buyer or its Affiliates after the Closing Date or services provided by Buyer or its Affiliates after the Closing Date other than the liabilities and obligations defined in Section 1.1(d)(ix);

                   (iv) liabilities and obligations in respect of employees or employee benefits which are specifically assumed by the Buyer pursuant to
Article IX;

                   (v) all liabilities and obligations for any Taxes for which the Buyer is liable pursuant to Article VII;

                   (vi) all liabilities and obligations arising out of or relating to Deferred Items (as defined in Section 1.4) under Section 1.4;

                   (vii) subject to the exception in Section 1.1(c)(iii), and except to the extent arising out of the ownership or use of the Engineering Software Assets or operation of the Business prior to Closing Date, all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related to the Engineering Software Assets incurred after the Closing Date;

                   (viii) all liabilities and obligations arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products manufactured, licensed or sold by or services provided by Buyer or its Affiliates after the Closing Date; PROVIDED, HOWEVER, that the assumption by Buyer under

Section 10.3 hereof of any service and maintenance obligations to any customer of the Seller shall not be deemed to obligate Buyer for any liabilities and obligations arising under such customer's related license with Seller;

                   (ix) all liabilities and obligations arising out of or relating to any product liability claim, including without limitation injury to or death of persons and damage to or destruction of property relating to any product manufactured, licensed or sold by or service rendered by the Buyer after the Closing Date; and

                   (x) [**] with respect to the [**], provided that [**] to be [**] in the [**] as set forth in the [**].

            (d) EXCLUDED LIABILITIES. The Buyer shall not assume and will not be deemed to have assumed, any other obligation or liability of the Seller whatsoever with respect to the Business or the Engineering Software Assets except as expressly set forth in Section 1.1(c) or Article IX, and the Seller expressly agrees to retain all other liabilities, including all liabilities arising out of the Engineering Software Assets and/or the operation of the Business prior to Closing (the "EXCLUDED LIABILITIES"). For avoidance of doubt, "Excluded Liabilities" shall include without limitation:

                   (i) all liabilities and obligations arising out of the Engineering Software Assets and/ or the operation of the Business, in each case, on or prior to the Closing Date, including all accounts payable;

                   (ii) any liabilities and obligations arising out of Seller's use after the Closing Date of the Engineering Software Assets under the Ancillary Agreements;

                   (iii) all liabilities and obligations arising out of the Excluded Assets;

                   (iv) all liabilities and obligations arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products manufactured, licensed or sold or services provided by the Seller on or prior to the Closing Date;

                   (v) all worker's compensation claims filed by or on behalf an Employee to the extent attributable to events, occurrences or exposures while such Employee was employed by Seller;

                   (vi) all liabilities and obligations in respect of employees or employee benefits unless specifically assumed by the Buyer pursuant to Article IX;

                   (vii) all liabilities and obligations under the Assigned Contracts to the extent arising out of or relating to a breach or default thereof by the Seller on or prior to Closing Date or arising out of or relating to any condition existing on or prior to the Closing Date which, with the passage of time, would constitute such breach or default;

                   (viii) all liabilities and obligations under any agreement (including any oral or written agreement with any consultant, including those Persons identified in Section 2.9(e) of the Disclosure Schedule) not listed as an Engineering Software Asset on a schedule to Section 1.1(a); and

                   (ix) all liabilities and obligations arising from any third party claim of infringement, misappropriation or violation of Intellectual Property Rights made prior to, on or after the Closing Date due to the Buyer's or any of its Affiliate's sale, offer for sale, manufacture, reproduction, distribution, development, modification or use after the Closing Date of the IT Property or the Assigned Intellectual Property or any Intellectual Property Rights licensed pursuant to this Agreement, except to the extent that such claim arises after the Closing Date from (A) any improvement or adaptation of or modification to the IT Property, other than improvements, adaptations or modifications made by the Seller or an authorized contractor of the Seller (other than Buyer); provided, however, that configuration of IT Property in accordance with the Documentation of the Seller existing as of the Closing shall not be deemed an improvement, adaptation or modification of the IT Property for purposes of this clause (A), (B) any combination of the IT Property with any other product or technology other than combinations that are supplied by Seller or clearly contemplated by the applicable Documentation of the Seller existing as of the Closing or (C) the use of the IT Property other than in any industry in which Seller or any of Seller's customers who have a license to the IT Property (which customers are set forth on Schedule 1.1(d)(ix)(C) hereto) are utilizing such IT Property at any time prior to the Closing Date (and, for the avoidance of doubt, liabilities and obligations arising from claims described in the foregoing subsections (A) through (C) shall be deemed to be Assumed Liabilities of the Buyer hereunder).

     1.2    PURCHASE PRICE AND RELATED MATTERS.


            (a) PURCHASE PRICE. In consideration for the sale and transfer of the Engineering Software Assets, the Buyer shall at the Closing: (i) assume the Assumed Liabilities as provided in Section 1.1(c), and (ii) pay to the Seller in cash in immediately available funds the Purchase Price. For purposes of this
Agreement:

            "PURCHASE PRICE" shall equal the Initial Purchase Price, as adjusted pursuant to Section 1.2(b)(iii).

            "INITIAL PURCHASE PRICE" shall equal Six Million dollars (US $6,000,000.00).

            "HOLDBACK AMOUNT" shall equal One Million Two Hundred Thousand Dollars (US $1,200,000). The Holdback Amount shall be distributed as set forth in Section 1.2(b)(iv) hereof.

            (b)    ACCOUNTS RECEIVABLE PURCHASE PRICE ADJUSTMENT.

                   (i) BILLED ACCOUNTS RECEIVABLE. On or before the Closing Date, Seller shall deliver to Buyer a closing statement of the OTS Business showing the billed Accounts

Receivable (including from Assigned Contracts and Retained OTS Contracts) as at the Closing Date (the "BILLED ACCOUNTS RECEIVABLE").

                   (ii) NET UNBILLED ACCOUNTS RECEIVABLE. On or before the Closing Date, Seller and Buyer shall use commercially reasonable efforts to agree upon a closing statement of the OTS Business as at the Closing Date showing the net unbilled Accounts Receivable as at the Closing Date (including from Assigned Contracts and Retained OTS Contracts), which shall be equal to Unbilled Receivables (as defined in Section 2.21 of the Disclosure Schedule) minus Unearned Revenue (as defined in Section 2.21 of the Disclosure Schedule) as at the Closing Date (the "NET UNBILLED ACCOUNTS RECEIVABLE"). The closing statement showing the Net Unbilled Accounts Receivable as at the Closing shall be prepared in accordance with Seller's accounting methodologies as set forth in
Section 2.21 of the Disclosure Schedule (the "ACCOUNTING METHODOLOGIES"). In the course of cooperating with Buyer to determine the Net Unbilled Accounts Receivable as at the Closing Date, Seller shall provide access to Buyer and Buyer's accountants, at no cost to Buyer, to any books, records (including without limitation, any detailed workpapers and other key information) and personnel of the OTS Business used by Seller (including Seller independent accountants) to prepare its calculation of Net Unbilled Accounts Receivable. Buyer's final calculation of Net Unbilled Accounts Receivable pursuant to this
Section 1.2(b)(ii) shall be referred to herein as "BUYER'S CALCULATION."

                   (iii)   CALCULATION AND PAYMENT OF PURCHASE PRICE AT CLOSING.

                           (A) If Buyer and Seller agree upon the Net Unbilled Accounts Receivable at or prior to Closing pursuant to
            Section 1.2(b)(ii), the Purchase Price payable by Buyer to Seller at Closing shall be calculated as follows:

                                        (1)    If the Net Unbilled Accounts
                                  Receivable plus the Billed Accounts Receivable (the sum of such amounts being referred to herein as the "REALIZED ACCOUNTS RECEIVABLE") is equal to Four Million dollars (US $4,000,000.00) (the "TARGET REALIZED ACCOUNTS RECEIVABLE"), the Purchase Price payable by Buyer to Seller at Closing shall equal (x) the Initial Purchase Price minus (y) the Holdback Amount.

                                        (2)    If the Realized Accounts
                                  Receivable is in excess of the Target Realized Accounts Receivable, the Purchase Price payable by Buyer to Seller at Closing shall equal (x) the Initial Purchase Price minus (y) the Holdback Amount plus (z) the amount of the difference between the Realized Accounts Receivable and the Target Realized Accounts Receivable.

                                        (3)    If the Realized Accounts
                                  Receivable is less than the Target Realized
                                  Accounts Receivable, the Purchase Price
                                  payable by Buyer to Seller at Closing shall equal (x) the Initial Purchase Price minus (y) the Holdback Amount minus (z) the difference between the Realized Accounts Receivable and the Target Realized Accounts Receivable.

                           (B) If Buyer and Seller fail to agree upon the Net Unbilled Accounts Receivable at or prior to Closing pursuant to
            Section 1.2(b)(ii) (an "UNRESOLVED DISPUTE"), the Purchase Price payable by Buyer to Seller at Closing shall equal (x) the Initial Purchase Price minus (y) the Holdback Amount. Any Unresolved Dispute shall be resolved pursuant to Section 1.2(b)(iv).

                   (iv)    RELEASE OF HOLDBACK AMOUNT.

                           (A) On or prior to the six month anniversary of the Closing Date (the "HOLDBACK RELEASE DATE"), Buyer shall review the Net Unbilled Accounts Receivable in order to determine whether any of the Net Unbilled Accounts Receivable as determined in accordance with the Accounting Methodologies and without regard to any act, omission or event occurring after the Closing (provided, that, an event which arises due to a pre-Closing act, omission or event but only becomes known after Closing shall not automatically be deemed to occur after the Closing), were overstated. No later than the Holdback Release Date, Buyer shall notify Seller in writing of its revised calculation of the Net Unbilled Accounts Receivable (the "REVISED NET UNBILLED ACCOUNTS RECEIVABLE"), together with a written description of the reasons for any change from the mutually-agreed upon Net Unbilled Accounts Receivable pursuant to
            Section 1.2(b)(ii) or, if there was an Unresolved Dispute, from the amount set forth in the Buyer's Calculation.

                           (B) If Seller agrees in writing to Buyer's Revised Net Unbilled Accounts Receivable or fails to deliver an objection in writing to Buyer within thirty (30) days after receipt of Buyer's calculation of Revised Net Unbilled Accounts Receivable (the "HOLDBACK REVIEW PERIOD"), Buyer's calculation of Revised Net Unbilled Accounts Receivable shall be deemed binding on the parties. If Seller objects in writing within the Holdback Review Period, Seller and Buyer shall use good faith efforts to reach agreement on the final calculation of Revised Net Unbilled Accounts Receivable in accordance with the Accounting Methodologies.

                           (C) If the parties are unable to reach agreement within thirty (30) days after the end of the Holdback Review Period, the parties shall submit the dispute to a nationally-recognized, "big four" accounting firm reasonably acceptable to Seller and Buyer (the "INDEPENDENT ACCOUNTANT"). The Independent Accountant shall be instructed to render its decision in accordance with the terms hereof and the Accounting Methodologies in order to determine the Net Unbilled Accounts Receivable as at the Closing Date, without regard to any act, omission or event occurring after the Closing (provided, that, an event which arises due to a pre-Closing act, omission or event but only becomes known after Closing shall not automatically be deemed to occur after the Closing). The determination of the Independent Accountant shall be final and binding on the parties and shall not be subject to dispute, appeal, litigation, or challenge for any reason. The determination of the Independent Accountant for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item by Seller or the Buyer, as the case may be. One half of the total cost of determination by the Independent Accountant shall be paid by Seller and one half by the Buyer. Not later than thirty (30) days after the engagement of the Independent Accountant (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Independent Accountant (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Independent Accountant shall render its decision resolving the dispute within thirty (30) days after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Independent Accountant, the Independent Accountant shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date. The finally determined Net Unbilled Accounts Receivable, whether determined pursuant to subsection (B) above or this subsection (C) shall be deemed the "FINAL NET UNBILLED ACCOUNTS RECEIVABLE."

                           (D) If Seller and Buyer mutually agreed on the Net Unbilled Accounts Receivable at Closing pursuant to Section 1.2(b)(ii), upon final determination of the Final Net Unbilled Accounts Receivable, Buyer shall pay to Seller the Holdback Amount, less: (x) any Billed Accounts Receivable not collected by Buyer (or by Seller and remitted to Buyer) (y) if the Final Net Unbilled Accounts Receivable is less than the Net Unbilled Accounts Receivable mutually-agreed upon at Closing by more than $50,000 (the "SHORTFALL"), the amount of such Shortfall. If the Holdback Amount is less than the sum of (x) the uncollected (and unremitted to Buyer) Billed Accounts Receivable and (y) the Shortfall, Seller shall pay to Buyer the difference.

                           (E) If there is an Unresolved Dispute, upon final determination of the Final Net Unbilled Accounts Receivable, Buyer shall pay to Seller the Holdback Amount, and

                                  (1)   if the sum of the collected (and
                           remitted to Buyer) Billed Accounts Receivable and the Final Net Unbilled Accounts Receivable (the "FINAL RECEIVABLES") equals the Target Realized Accounts Receivable, no payment other than the Holdback Amount will be made.

                                  (2)   if the amount of the Final Receivables
                           is less than the Target Realized Accounts Receivable by more than $50,000, Buyer shall subtract the difference between the Final Receivables and the Target Realized Accounts Receivable from its payment to Seller under this subsection (E). If the Holdback Amount is less than the difference between the Target Realized Accounts Receivable and the Final Receivables, Seller shall pay to Buyer the shortfall.

                                  (3)   if the amount of the Final Receivables
                           is greater than the Target Realized Accounts
                           Receivable by more than $50,000, Buyer shall increase its payment to Seller under this subsection (E) by the difference between the Final Receivables and the Target Realized Accounts Receivable.

                           (F) All payments under this paragraph (iv) shall be made within five (5) business days after the final determination of the Unbilled Accounts Receivable by wire transfer in immediately available funds to an account designated in advance by the payee and shall include interest from the Closing Date through date of payment at a rate equal to the London Interbank Offer Rate for six month U.S. dollar deposits as published in the Wall Street Journal on the Closing Date.

                           (G) Buyer shall use commercially reasonable efforts to collect all of the Realized Accounts Receivable from Assumed Contracts, and Seller shall use commercially reasonable efforts to collect, and promptly remit to Buyer, all of the Realized Accounts Receivable from Retained OTS Contracts. In the event that Buyer fails to collect on any Billed Accounts Receivable arising from Assumed Contracts on or before the Holdback Release Date, Buyer shall assign all of its rights in and to such uncollected amounts to Seller and Buyer shall, at Seller's request, execute and deliver such further documentation or instruments necessary to effect and demonstrate such assignment.

            (c) PURCHASE PRICE ALLOCATION. The Buyer and the Seller agree to allocate the Purchase Price and the Assumed Liabilities (and all other capitalizable costs) among each Buyer and Seller and further to allocate the amounts so allocated to each Buyer and Seller among the Engineering Software Assets and the non-solicitation and non-competition covenants set forth in Sections 9.7 and 10.1 for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as SCHEDULE 1.2(c) (the "ALLOCATION SCHEDULE"). Within 30 days after an adjustment to the Purchase Price under Section 1.2(b) is finally determined, the Buyer and the Seller shall adjust the allocation on Schedule 1.2(c) to reflect any adjustment to the Purchase Price pursuant to Section 1.2(b) and the Engineering Software Assets and Assumed Liabilities as finally determined pursuant to Section 1.2(b). In the event of any such adjustment to the Purchase Price, such adjustment shall be allocated on a dollar for dollar basis to the particular class of Engineering Software Assets or Assumed

Liabilities that gave rise to such adjustment. The Parties acknowledge that the Allocation Schedule was prepared in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and any comparable provisions of state, local, foreign, or other applicable Tax laws. Except to the extent otherwise required by applicable laws, the Buyer and the Seller will file all Tax Returns (as defined below) in a manner consistent with the Allocation Schedule and will not make any inconsistent statement or adjustment on any returns or during the course of any Tax audit. For purposes of this Agreement, "TAXES" (and with correlative meaning, "TAX") means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements, forms or other information required to be supplied to a Governmental Entity (as defined below) in connection with Taxes. For purposes of this Agreement, "GOVERNMENTAL ENTITY" means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

            (d)    VALUE ADDED TAX.

                   (i)     DEFINITIONS.


                           (A)    "GST SELLERS" means one or more of AspenTech
Canada and Hyprotech.

                           (B)    "VAT SELLERS" means one or more of AspenTech
UK and Hyprotech UK.

                           (C)    "UK VAT" means United Kingdom Value Added Tax.

                           (D)    "CANADIAN GST" means the Canadian Goods and
Services Tax and Harmonized Sales Tax and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-stage tax.

                   (ii) That part of the Purchase Price which is paid to the VAT Sellers and the GST Sellers is exclusive of UK VAT and Canadian GST (should either be applicable). If UK VAT should be chargeable in respect of the sale and transfer of the Engineering Software Assets that are owned by the VAT Sellers to the Buyer hereunder, the Buyer agrees that within fourteen (14) days of production by the VAT Sellers of a valid value added tax invoice, it will pay the amount of such value added tax to the VAT Sellers. If Canadian GST should be chargeable in respect of the sale and transfer of the Engineering Software Assets that are owned by the GST Sellers to the Buyer hereunder, the Buyer agrees that it will pay the amount of such Canadian GST to the GST Sellers on Closing.

     1.3    THE CLOSING.

            (a) TIME AND LOCATION. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on November 22, 2004, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived (the "CLOSING DATE"). The Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date in each time zone in which Engineering Software Assets are located. For purposes of this Agreement, a "BUSINESS DAY" shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

            (b)    ACTIONS AT THE CLOSING.

                   At the Closing:

                   (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

                   (ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

                   (iii) the Seller shall execute and deliver (or cause to be delivered) a Bill of Sale in substantially the form attached hereto as EXHIBIT A;

                   (iv) the Seller shall deliver separately executed and acknowledged assignments, in recordable form and reasonably acceptable to the Buyer, sufficient to transfer the Assigned Intellectual Property to Buyer, and powers of attorney in forms reasonably acceptable to the Buyer executed by the Seller permitting the Buyer to prosecute any pending applications (if any) for Assigned Intellectual Property; PROVIDED, HOWEVER, that with respect to any non-US Assigned Intellectual Property, in the event any required governmental certifications have not been obtained by the Closing, such certifications shall be delivered as promptly as practicable after the receipt thereof;

                   (v) the Seller and the Buyer shall execute and deliver (or cause to be delivered) a Trademark License Agreement in substantially the form attached hereto as EXHIBIT B;

                   (vi) the Seller and the Buyer shall execute and deliver (or cause to be delivered) a Transition Services Agreement in substantially the form attached hereto as EXHIBIT C;

                   (vii) the Seller and the Buyer shall execute and deliver (or cause to be delivered) such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Engineering Software Assets;

                   (viii) the Buyer shall execute and deliver (or cause to be delivered) to the Seller an Assumption Agreement in substantially the form attached hereto as EXHIBIT D;

                   (ix) the Buyer and the Seller shall execute and deliver (or cause to be delivered) such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                   (x) the Seller and the Buyer shall execute and deliver (or cause to be delivered) the AspenTech UK License Agreement substantially in the form attached hereto as EXHIBIT E;

                   (xi) the Seller and the Buyer shall execute and deliver (or cause to be delivered) the Hyprotech Canada License Agreement substantially in the form attached hereto as EXHIBIT F and the AspenTech Canada License Agreement substantially in the form attached hereto as EXHIBIT G;

                   (xii) the Seller and the Buyer shall execute and deliver (or cause to be delivered) the Hyprotech UK License Agreement substantially in the form attached hereto as EXHIBIT H (together with the AspenTech UK License Agreement, the Hyprotech Canada License Agreement and the AspenTech Canada License Agreement, the "HYPROTECH LICENSE AGREEMENTS");

                   (xiii) the Seller and the Buyer shall execute and deliver (or cause to be delivered) the Software Support Agreement substantially in the form attached hereto as EXHIBIT I;

                   (xiv) the Seller and the Buyer shall execute and deliver (or cause to be delivered) the Subcontract Agreement substantially in the form attached hereto as EXHIBIT J;

                   (xv) the Seller shall deliver (or cause to be delivered) to the Buyer a complete list of the Seller's current end user customers of the Assigned Products, and to the extent available, contact names for such customers and an indication of the calendar quarter in which each such customer's contract with the Seller expires;

                   (xvi) the Buyer shall pay to the Seller the Purchase Price, as calculated pursuant to Section 1.2(b)(iii) hereof, in cash by wire transfer of immediately available funds into an account designated by the Seller;

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

                   (xvii) the Seller shall deliver (or cause to be delivered) to the Buyer, or otherwise put the Buyer in possession and control of, all of the Engineering Software Assets of a tangible nature; PROVIDED, HOWEVER, that:

                           (A) except as set forth [**] shall have [**] for which [**];

                           (B) with respect to the Hyprotech Products, Seller shall only be obligated to deliver (or cause to be delivered) to the Buyer, or otherwise put the Buyer in possession and control of, (1) at Closing, (x) the source code for the current version of the Hyprotech Products without any Third Party Source Code and (y) the source code [**] for each other version that was commercially released at any time during the three-year period prior to the Closing and (2) after Closing, as set forth in this Agreement, including, without limitation, in Section 10.14; and

                           (C)    Seller shall have [**] under this Agreement
            [**];

                   (xviii) the Seller and the Buyer shall execute and deliver (or cause to be delivered ) a Technology License Agreement substantially in the form attached hereto as EXHIBIT K; and

                   (xix) the Parties shall execute and deliver (or cause to be delivered) to each other a cross-receipt evidencing the transactions referred to above.

     The agreements and instruments referred to in clauses (iii) through (xiv) and (xviii) above are referred to herein as the "ANCILLARY AGREEMENTS".

     1.4 CONSENTS TO ASSIGNMENT. If (a) any Assigned Contract may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party (including, for example, a Governmental Entity) and (b) such consent or approval has not been obtained prior to the Closing, then, with respect to each such Assigned Contract, (i) notwithstanding any other provision of this Agreement, such Assigned Contract shall not be assigned and transferred by the Seller to the Buyer at the Closing, (ii) the Seller will use reasonable efforts, and the Buyer will cooperate using commercially reasonable efforts, to obtain the necessary consent or approval after the Closing, (iii) if and when such consent or approval is obtained, the Seller and the Buyer shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contract to the Buyer and (iv) from and after the Closing until the assignment of such Assigned Contract pursuant to clause (iii) above, the Seller shall use reasonable efforts, and the Buyer shall cooperate with Seller, using commercially reasonable efforts, (including in each case entering into a subcontracting or subleasing arrangement, if permitted), to provide to the Buyer all of the benefits under such Assigned Contract and to cause the Buyer to fulfill and satisfy all of the liabilities and obligations under such Assigned Contract at Buyer's expense. The Parties acknowledge and agree that, although Seller may have to retain such Assigned Contract for some period of time after Closing as provided under this Section 1.4, upon and after Closing, Buyer shall assume the role of primary contact with the customer under such Assigned Contract.

     1.5    FURTHER ASSURANCES.

            (a) At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party's expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement, provided the requesting Party shall be responsible only for the other Party's out-of-pocket costs under this Section 1.5 and shall not be responsible for reimbursing the other Party or its officers, directors, employees and agents for their time spent in such cooperation. After the Closing Date, Seller shall reasonably cooperate, and shall cause its officers, employees, agents, contractors and others under its direction or control to reasonably cooperate with, the Buyer, at Buyer's expense, in prosecuting any registrations or applications relating to the Assigned Intellectual Property, and in executing assignments and other documents as may be reasonably be required by Buyer for evidencing or recording its ownership thereof, provided the Buyer shall be responsible only for the Seller's out-of-pocket costs under this Section 1.5 and shall not be responsible for reimbursing the Seller or its officers, directors, employees and agents for their time spent in such cooperation. If, at Closing, Seller has not secured all consents, approvals and waivers from all persons that are necessary for the divestiture of the Assigned Intellectual Property to Buyer pursuant to this Agreement, the Seller shall substitute functionally equivalent assets or arrangements. In addition, Seller shall in good faith cooperate with Buyer in order to provide the Buyer with the benefit of any right or asset, whether by transfer, license, subcontract or otherwise, used by Seller exclusively or primarily in the OTS Business but not included in the Engineering Software Assets, or covered by the Subcontract or the Technology License Agreement.

            (b) Without limiting the provisions of Section 1.5(a), to the extent that Buyer and/or any Affiliate of Buyer discovers after Closing any additional intellectual property assets that are owned by Seller and are solely used in the OTS Business or solely used in the Hyprotech Business which were omitted but should have been transferred to Buyer as Assigned Intellectual Property or IT Property ("OMITTED ASSIGNED IP"), Seller shall, and shall procure that its Affiliates shall, cooperate with Buyer in order to execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such Omitted Assigned IP as Assigned Intellectual Property and/or Engineering Software Assets to Buyer and/or its designee, and Seller shall be solely responsible for all costs relating to the preparation and the filing or other recordation of any such instruments of transfer, assignment or license, as applicable.

            (c) Without limiting the provisions of Section 1.5(b), prior to the effective transfer of ownership of such Omitted Assigned IP to Buyer or its designee, Seller and its Affiliates grant to Buyer a license to such Omitted Assigned IP pursuant to the terms and conditions of Section 2(a)(i) of the Technology License Agreement ("OMITTED IP LICENSE"). To the extent that there is a dispute between Seller and Buyer as to whether any intellectual property constitutes Omitted Assigned IP, upon Buyer's reasonable request, Seller shall grant Buyer a license under the Technology License Agreement to such disputed intellectual property pending resolution of the dispute. If it is determined by agreement or otherwise that any disputed piece of intellectual property is not Omitted Assigned IP, Buyer's license to such intellectual property shall terminate, and Buyer shall pay to Seller a commercially reasonable royalty for the license during the period during which such license to such intellectual property was in effect.

            (d) Seller and its Affiliates covenant that they shall not sue Buyer or its Affiliates or any of their sublicensees or assignees for infringement of Seller's intellectual property rights in respect of the exploitation of any Engineering Software Asset or the exercise of any right licensed to Buyer pursuant to the Technology License Agreement, the Omitted IP License or Support Services Agreement, or assigned to Buyer as Assigned Intellectual Property or as an Engineering Software Asset. For the avoidance of doubt, ownership of any improvements, modifications and derivative works of the Omitted Assigned IP invented, developed, reduced to practice, or created by Buyer or its Affiliates under the Omitted IP License shall be owned exclusively by Buyer or its Affiliates, including, without limitation, any rights to sue and recover for past or future infringement. Further, for the avoidance of doubt, the Buyer obtains the right to enforce the Assigned Intellectual Property, as more fully set forth in Section 3 of the Hyprotech License Agreements, notwithstanding the fact that the Seller's assignment and transfer of Assigned Intellectual Property hereunder is made subject to the rights and licenses set forth in the Hyprotech License Agreements.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule provided by the Seller to the Buyer on the date hereof (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Seller Material Adverse Effect (as defined in Section 2.1), or is outside the ordinary course of business. For purposes of this Agreement, the phrase "to the knowledge of the Seller" or any phrase of similar import shall mean and be limited to the actual knowledge after due inquiry of the following individuals: Manolis Kotzabasakis, Steve Pringle, Tim Bradley, Stephen J. Doyle, Todd Donahue, Willie Chan, Liz Allan, Karen Kinsley, Kyle Loudermilk and Bryan Wall.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each Seller is a corporation duly organized, validly existing and, where applicable, in good standing under its respective jurisdiction of organization. For purposes of this Agreement, "SELLER MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that (a) is materially adverse to the Engineering Software Assets or the OTS Business (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the OTS Business competes unless the OTS Business is disproportionately affected), or (b) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that a "Seller Material Adverse Effect" shall not include any adverse change, effect or circumstance (i) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or (ii) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

     2.2 AUTHORITY. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     2.3 NONCONTRAVENTION. Subject to the final approval by the FTC of the Consent Decree, and acceptance by the FTC pursuant to the Consent Decree of the Buyer and the transactions contemplated under this Agreement and the Ancillary Agreements, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will:

            (a) conflict with or violate any provision of the charter or bylaws of the Seller;

            (b) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

            (c) except as set forth in Section 2.3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any Assigned Contract; or

            (d) except as set forth in Section 2.3(d) of the Disclosure Schedule, violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to the Seller or any of its properties or assets.

     For purposes of this Agreement, "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) other than (i) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (ii) liens for Taxes not yet due and payable and (iii) liens arising solely by action of the Buyer.

     2.4    TAX MATTERS.

            (a) All material Tax Returns required to be filed by the Seller on or prior to the Closing Date in respect of the Engineering Software Assets have been (or will have been on or by the Closing Date) filed in a timely manner (taking into account all extensions of due dates).

            (b) All Taxes shown on such Tax Returns have been paid to the extent due and payable.

            (c) There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or could give rise to a lien or other charge on the Engineering Software Assets, except for current Taxes not yet due or payable.

            (d) Applicable to AspenTech UK and Hyprotech UK (the "UK SELLERS") and the Engineering Software Assets in the United Kingdom (the "UK ENGINEERING SOFTWARE ASSETS"):

                   (i)     DEFINITIONS.

                           (A)    "VATA 1994" means the Value Added Tax Act
            1994.

                   (ii) The Seller maintains complete, correct and up-to-date records as required by law for the purposes of UK VAT in connection with the Business and is not subject to any condition imposed by H.M. Customs and Excise under paragraph 6 of Schedule 11 to VATA 1994 and all documents in the possession or control of the Seller which the Buyer would require to prove legal title to any of the UK Engineering Software Assets have been duly stamped.

                   (iii) In respect of any UK Engineering Software Assets which the Buyer will, as a result of its transfer under this Agreement or other document executed pursuant to it, become responsible for any future adjustments under Part XV UK VAT Regulations 1995, Section 2.4 of the Disclosure Schedule sets out accurately (A) the capital item affected, (B) the amount of the total input tax which is subject to adjustment, (C) the percentage of that input tax which was reclaimable in respect of the capital item in the first interval applicable to it; and (D) the date of acquisition of the capital item and the number of intervals in that adjustment period remaining.

                   (iv) Supplies of goods and services made by the Business pursuant to the Assigned Contracts are taxable supplies for the purposes of VATA 1994 and so far as the Seller is aware the Seller will not be denied credit for any input tax in respect of the Assigned Contracts by reason of the operation of section 26 VATA 1994.

                   (v) Except as provided in Section 2.4 of the Disclosure Schedule, there is no written agreement or arrangement specifically agreed by the Seller and the Inland Revenue (being an agreement or arrangement which is not based on relevant legislation or published practice and which agreement or arrangement remains current), in relation to the PAYE system operated by the Seller relating to the Employees or in connection with the provision of taxable benefits to the Employees, pursuant to which the Seller is authorized not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

                   (vi) All income tax deductible and payable under the PAYE system (including income tax in relation to the sub-contractor's tax deduction scheme, casual labor and employee benefits) has been deducted and all amounts due to be paid to the Inland Revenue in respect of such income tax have been paid and all deductions and payments required to be made by the Seller in respect of National Insurance contributions (including employer's contributions) relating to the Employees have been made by the due date.

     2.5 SELLER EQUIPMENT. The Seller will transfer to Buyer hereunder good title to, a valid leasehold interest in or a valid license or right to use all of the Seller Equipment, free and clear of all Security Interests.

     2.6 INTELLECTUAL PROPERTY. Except as set forth in Section 2.6 of the Disclosure Schedule:

            (a) The Seller solely and exclusively owns all right, title and interest in and to the Assigned Intellectual Property, free and clear of any Security Interests, or is licensed or otherwise possesses valid and enforceable rights to use the Assigned Intellectual Property, free and clear of any Security Interests and subject to the terms of the licenses set forth in the Assigned Contracts and Retained Contracts.

            (b) The IT Property, and the Seller's design, sale, offer for sale, manufacture, reproduction, distribution, development, modification, display, performance, import, export, and use of the IT Property, do not infringe, misappropriate, or otherwise violate any (A) registered or unregistered statutory or common law copyrights, whether published or unpublished, (B) trade secrets, know-how, confidential information, processes or formulas, (C) patents (including, without limitation, patents of importation, improvement, or addition and any divisions, reissues, continuations, extensions, continuations-in-part, and renewals, (D) data rights, (E) trademarks, trade dress, corporate or trade names, or service marks, whether registered or unregistered, and any registrations, or renewals thereof, or (F) other intellectual property or proprietary rights throughout the world (collectively, "INTELLECTUAL PROPERTY RIGHTS") of any third party, nor to the knowledge of Seller is there any infringement, misappropriation, or other violation of Intellectual Property Rights that will occur as a result of the continued operation of the OTS Business or ownership or use of the Engineering Software Assets in the manner operated or used by the Seller, and the Seller has not received any written charge, complaint, claim, demand, or notice so alleging (including any claim that the Seller must license or refrain from using any Intellectual Property Rights of any third party or any written invitation to license patents or patent applications claimed to cover the Assigned Products), and Seller has not commissioned or received during the five (5) years preceding the Closing Date any opinion concerning enforceability, validity or infringement of any Intellectual Property Rights of any third party relating to the Business or the Engineering Software Assets.

            (c) To the knowledge of the Seller, no third party is infringing, violating or misappropriating any of the Assigned Intellectual Property.

            (d) No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, to the knowledge of Seller, is threatened that challenges the legality, validity, enforceability, use or ownership of any Assigned Intellectual Property by the Seller.

            (e) Section 2.6(e) of the Disclosure Schedule lists each and every beneficiary of a source code escrow agreement between Seller or its Affiliates and an escrow agent currently in effect by which the source code for any Assigned Product has been placed into escrow, and the corresponding version of an Assigned Product placed into escrow for such beneficiary. Except as set forth in Section 2.6(e) of the Disclosure Schedule, the Seller is in material compliance with all obligations under each such source code escrow agreement, no default or other condition exists which would give rise to a right of release in favor of a beneficiary under each such source code escrow agreement, and no source code for any Assigned Product has been released to any third party.

            (f) Except as set forth in Section 2.7(f), the Assigned Contracts and Retained Contracts collectively constitute all currently active agreements or arrangements (i) pursuant to which the Seller has licensed the Assigned Intellectual Property to, or the use of the Assigned Intellectual Property has otherwise been permitted by Seller (through release, covenant not to sue, non-assertion, settlement, or similar agreements or otherwise) by, any third party, and (ii) pursuant to which the Seller has allowed any shop right to arise with respect to any third Person.

            (g) Other than in the course of sale or license of the Assigned Products consistent with past practice, Seller has not granted indemnification for infringement of any Intellectual Property Rights.

            (h) Seller has taken all reasonable action to maintain and preserve the Assigned Intellectual Property, including without limitation entering into written confidentiality/non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets that are Assigned Intellectual Property, obtaining written work-made-for-hire agreements and assignments, in a form sufficient to vest all right, title and interest in Seller in and to all Assigned Intellectual Property, from all of Seller's employees, former employees (or persons they currently intend to hire), independent contractors and former independent contractors (collectively, the "INVENTORS") of all such Inventors' rights in any Assigned Intellectual Property and making all filings and all payments of all maintenance and similar fees for any Assigned Intellectual Property that is registered and requires such maintenance or payment for such registration to remain in effect.

            (i) To the knowledge of the Seller, except with respect to disclosures to the FTC or Seller's advisors in connection with the Pending Case or disclosures made pursuant to a nondisclosure agreement, Seller has not disclosed any material confidential information pertaining to the design or development of any Assigned Products or IT Property except for prototype evaluation units provided by Seller to potential customers or other disclosures of non-material confidential information customarily made by Seller in the ordinary course of its business.

            (j) The Seller has used reasonable practices customary in the industry to verify that all Assigned Products and IT Property provided to Buyer hereunder are and shall at Closing be free of viruses, worms, time bombs, logic bombs, trap doors, Trojan horses, or similar malicious instructions, techniques, or devices capable of disrupting, disabling, damaging, or shutting down a computer system or software or hardware component thereof that may interfere with or adversely affect the Assigned Products or IT Property. The Assigned Products resident on Seller's servers have not been subject to a material security or firewall breach, penetration or intrusion by an unauthorized third party, and the Seller has taken all commercially reasonable steps in accordance with industry standards to secure the Assigned Products resident on Seller's servers from unauthorized access or use by any unauthorized person, including employing reasonable and customary in the industry security, maintenance, disaster recovery, backup, archiving and virus or malicious device scanning/protection measures. To the Seller's knowledge, the Assigned Products do not contain software code licensed to the Seller pursuant to the General Public License or similar "open source" license requiring the release or disclosure of otherwise proprietary source code.

            (k) No Assigned Intellectual Property (including Assigned Trademarks) have been registered, and no applications for registration are pending, in the United States Patent & Trademark Office, the U.S. Copyright Office, or before any similar state or foreign authorities.

            (l) [**] subject to [**] on the one hand, and [**] on the other hand, for which [**] issued in connection therewith, [**], including without limitation [**] in the [**] of the [**] relating thereto. [**] or any of the [**] to be [**].

            (m) The business names, registered and unregistered trademarks, service marks, trade names, logos, Internet domain names, and corporate names and applications, registrations and renewals related thereto (or portions thereof) that are included in the Assigned Trademarks constitute all of the business names, registered and unregistered trademarks, service marks, trade names, logos, Internet domain names, and corporate names and applications, registrations and renewals related thereto that are used by Seller solely in the conduct of the OTS Business.

     2.7    CONTRACTS.

            (a) The Assigned Contracts, the Retained OTS Contracts and the Multi-Product Agreements constitute all agreements that have not been terminated or fully performed to which the Seller is a party and pursuant to which the Seller has agreed to provide Operator Training Services to any third party.

            (b) Section 2.7(b) of the Disclosure Schedule lists (i) (A) each software program, tool (including, without limitation internal development and migration tools), flow chart, library, script, utility, database, data or algorithm that is licensed to the Seller by any third party and is included or embedded in any Assigned Product or that is required by Seller to use, develop, modify or maintain any Assigned Product, and (B) the license or agreement pursuant to which the Seller licenses or uses such software program, tool (including, without limitation, internal development and migration tools), flow chart, library, script, utility, database, data or algorithm, (ii) each agreement pursuant to which the Seller has had Intellectual Property Rights used primarily in the OTS Business or Intellectual Property Rights used in the Assigned Products licensed to it, or has otherwise been permitted to use Intellectual Property Rights used primarily in the OTS Business or Intellectual Property Rights used in the Assigned Products (through non-assertion, settlement, or similar agreements or otherwise), and (iii) all options and extensions made commercially available by Seller to customers in connection with the Assigned Products (collectively, the "THIRD PARTY LICENSES"). The Seller has made available to the Buyer correct and complete copies of all such Third Party Licenses.

            (c) Section 2.7(c) of the Disclosure Schedule lists each agreement to which the Seller is a party pursuant to which the Seller has both
(i) licensed or distributed to any third party any Operator Training Product, or agreed to provide any Operator Training Services, and (ii) licensed or distributed to any third party any product other than an Operator Training Product or agreed to provide any service other than Operator Training Services (each, a "MULTI-PRODUCT AGREEMENT").

            (d) With respect to each Assigned Contract, and to each Third Party License under which Seller has a right to grant a sublicense to Buyer in connection with the transactions contemplated by this Agreement and which is listed in Exhibit B to the Technology License Agreement (each, a "SUBLICENSABLE THIRD PARTY LICENSE") and each Multi-Product Agreement:

                   (i) such contract is a valid, binding and enforceable obligation of the Seller and, to the knowledge of the Seller, each other party to such contract; and

                   (ii) neither the Seller nor, to the knowledge of the Seller, any other party to the contract is in material breach or default and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder.

            (e) Except for the Assigned Contracts, the Retained Contracts, and the Third Party Licenses, the Seller is not party to any oral or written arrangement or agreement that would restrict, impair or affect the ability of the Buyer to acquire, own and utilize the Engineering Software Assets or the OTS Business.

            (f) Except as set forth on Section 2.7(f) of the Disclosure Schedule, no reserves would be required to be established under United States generally accepted accounting principles for the incurrence of losses on any uncompleted Assigned Contract.

            (g)    The obligations [**] under the [**].

     2.8 LITIGATION. Section 2.8 of the Disclosure Schedule lists, since June 30, 2001, each (a) judgment, order, decree, stipulation or injunction of any Governmental Entity specifically naming the Seller that relates to the Business or the Engineering Software Assets and (b) pending or, to the knowledge of Seller, threatened, action, suit or proceeding by or before any Governmental Entity naming the Seller that relates exclusively or primarily to the Business or the Engineering Software Assets. Except as set forth in Section 2.8 of the Disclosure Schedules, neither the Seller nor any of the Engineering Software Assets is subject to any judgment, order, decree, stipulation or judgment that would restrict, impair or affect the ability of the Buyer to acquire, own and utilize the Engineering Software Assets or the OTS Business.

     2.9    EMPLOYMENT MATTERS.

            (a)    LISTINGS.

                   (i) Section 2.9(a)(i) of the Disclosure Schedule contains a list, as of the date of this Agreement, of the name, title, position, software products constituting Engineering Software Assets supported (if applicable), and termination date (if applicable) of all non-clerical employees of the OTS Business or Hyprotech, Ltd. or engaged by Seller in the development or development support of the Hyprotech Products, either as of the date hereof or at any time during the three (3) year period prior to the Closing Date (the "BUSINESS EMPLOYEES"). Section 2.9(a)(i) of the Disclosure Schedule also identifies those Business Employees who are as of the date of this Agreement employed by the Seller but have ceased, within twelve (12) months preceding the date of this Agreement, to be solely engaged in duties relating to the OTS Business or the development of HYSYS.Dynamics or HYSYS.Steady State or to be solely engaged as a GUI engineer or technician, Distillation engineer or technician, Physical Properties engineer or technician, Simulation Environment engineer or technician or Reactor engineer or technician, in each case, for the Hyprotech Products, and for each such Business Employee, includes a brief description of the position formerly held in connection with the OTS Business or the development of the Hyprotech Products and the date on which such employee ceased to be solely engaged in duties relating to the OTS Business or the development of the Hyprotech Products.

                   (ii) Section 2.9(a)(ii) of the Disclosure Schedule contains a list, as of the date of this Agreement, of the name, title, employing company, location, service date, position, software products constituting Engineering Software Assets supported (if applicable), annual/hourly rate of compensation of all current employees of Seller engaged primarily in duties relating to the OTS Business or the development or development support of the Hyprotech Products (the "EMPLOYEES"). Section 2.9(a)(ii) of the Disclosure Schedule also contains the following information with respect to the Employees for the twelve-month period prior to the date hereof: the description of all employee benefits provided; vacation entitlement; description of any bonus or discretionary incentive compensation for 2003 and 2004, including the amount thereof; description of any redundancy or severance payment scheme or promise; and any other compensation payable whatsoever. Except as disclosed in Section 2.9(a)(ii) of the Disclosure Schedule, no Employee is on short-term or long-term disability leave, parental leave, extended absence or receiving benefits pursuant to workers' compensation legislation in applicable jurisdictions.

            (b) There is no other person who has accepted an offer of employment made by the Seller to engage or perform duties relating primarily to the OTS Business or the development or development support of the Hyprotech Products ("RELEVANT ACTIVITIES") but whose employment has not yet started.

            (c) No Employee has tendered a resignation or otherwise communicated to the Seller in writing an intention to resign.

            (d) Section 2.9(d) of the Disclosure Schedule contains a listing of all written contracts or written offers of employment and summaries of the terms of material oral arrangements, in each case constituting offers of employment which compel the employment of any person or under which any Employee is engaged ("EMPLOYMENT CONTRACTS"), and copies of such Employment Contracts (or summaries of the terms of material arrangements) have been, to the extent legally permissible, made available to the Buyer. There are no Employment Contracts requiring the payment of more than $100,000 that may not be terminated, without penalty (except for compensation due or awarded under any statute), on 90 days notice. There are no Employment Contracts, offers of employment, management agreements, retention agreements or other agreements providing for the payment of cash, other compensation or benefits upon the consummation of Closing of the transactions contemplated by this Agreement.

            (e) Section 2.9(e) of the Disclosure Schedule contains a listing, as of the date of this Agreement, of all independent contractors and consultants engaged primarily in support of the OTS Business or the development or development support of Hyprotech Products, along with the terms on which such independent contractors and consultants are engaged ("CONSULTING CONTRACTS").

            (f) Except as disclosed on Section 2.9(f) of the Disclosure Schedule, Seller is not a party, either directly, voluntarily or by operation of law, to any collective bargaining agreement, letter of understanding, letter of intent or other written communication with any bargaining agent, union, works council, association or other labor organization ("LABOR GROUP"), which would apply to any Employees, and no Labor Group represents or has bargaining rights with respect to any Employees.

            (g) Except as set forth on Section 2.9(g) of the Disclosure Schedule, to the knowledge of the Seller (i) there have been no union organizing efforts with respect to the Employees conducted within the last five years and there are none now being conducted; (ii) during the five years prior to the date of this Agreement there has not been, nor, to the Seller's knowledge, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to, or affecting, the OTS Business or the Engineering Software Assets; (iii) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination, which is pending with any governmental agency or commission or is threatened against Seller relating to any of the Employees; and (v) there is no commitment or agreement to increase wages or benefits or to otherwise modify the terms and conditions of employment of any Employee, except as disclosed in any written contract of employment provided as stated in section 2.9(d) above.

            (h) Except as set forth on Section 2.9(h) of the Disclosure Schedule, there are no loans outstanding from the Seller to any of the Employees and no material amounts owing to any Employee other than remuneration accrued in the normal course.

            (i) No former employee of the OTS Business has a contractual or legal right to be re-employed by Seller.

            (j) Section 2.9(j) of the Disclosure Schedule sets forth, by country to which they apply, a true, correct and complete list of all of the employee benefit plans, arrangements or policies (whether or not written, U.S. or foreign, and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any stock option, stock purchase, stock award, retirement, early retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance or redundancy pay, retirement or termination indemnity, employee loan, educational assistance plan, policy or arrangement maintained or contributed to by Seller for any Employee (collectively, the "PLANS"). Seller has delivered to Buyer a complete and current copy of each Plan document or a written description of any unwritten plan; and the most recent summary plan description for any Plan; and any employee handbook applicable to Employees.

            (k)    Except as set forth on Section 2.9(k) of the Disclosure
Schedule:

                   (i) The Seller has not communicated in any general communication to current or former Employees, or formally adopted or authorized, any additional Plan or any change in or termination of any existing Plan.

                   (ii) Each Plan has been operated and administered in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement, and all applicable laws.

                   (iii) Each "group health plan" subject to the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA") which is maintained by Seller has been operated and administered in all material respects in accordance with such requirements.

            (l) Except for COBRA coverage required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, or applicable state law, there are no obligations under any Plan to provide welfare benefits after termination of employment.

            (m) Each Plan that is intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, (i) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status, and (ii) has been timely amended and restated for "GUST" and has received a determination letter from the Internal Revenue Service that such Plan as amended and restated continues to be qualified under section 401(a) of the Code or has been submitted to the Internal Revenue Service for a determination as to its qualified status after such amendment and restatement. For purposes of the preceding sentence, "GUST" shall collectively refer to the changes affecting qualified retirement plans made by the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000.

            (n) Except as set forth in Section 2.9(n) of the Disclosure Schedule, the Seller is not aware, after due inquiry, of any event or condition that exists that could subject Buyer or any of its employees, officers, directors, agents or affiliates to any material tax, fine, penalty or other liability (including, but not limited to Title IV of ERISA) arising under, or with respect to, any current or former Plan or any employee benefit plan of any entity that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, any Seller as set forth in
Section 414(b), (c) or (m) of the Code.

            (o)    No Plan is a "multiemployer plan" within the meaning of
Section 3(37)(A) of ERISA, and Sellers does not have any outstanding liability with respect to any such plan (contingent or otherwise).

            (p) All contributions required to be made to any Plan maintained by Seller for Employees principally employed outside the United States ("FOREIGN PLAN") will be made by the Closing Date.

            (q) Each Foreign Plan is either fully funded (or fully insured) on a projected benefit obligation basis as determined under Financial Accounting Standard No. 87 on the Closing Date or the appropriate liabilities for each Foreign Plan are reflected on the balance sheets presented by the Seller.[**]The transactions described or contemplated by this Agreement are not a "change in control" as defined in Section 280G of the Code or the regulations thereunder.

            (r) Except as set forth in Section 2.9(s) of the Disclosure Schedule, there are no material claims nor, to the knowledge of the Seller, are there any threatened material complaints, against the Seller pursuant to any laws relating to Employees, including employment standards, human rights, labor relations, occupational health and safety, workers compensation or pay equity. Except as set forth in Section 2.9(s) of the Disclosure Schedule, to the Seller's knowledge, nothing has occurred which might lead to a claim against the Seller under any such laws. There are no outstanding decisions, orders, settlements or pending settlements which place any obligation upon Seller to do or refrain from doing any act with respect to the Employees.

            (s) To the Seller's knowledge, all current assessments under workers compensation legislation in jurisdictions in relation to the Employees have been paid or accrued by the Seller and the Seller has not been and is not subject to any material additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit.

     2.10 LEGAL COMPLIANCE. Except as set forth on Section 2.10 of the Disclosure Schedule, the Seller is, and since June 30, 2001 has been, in material compliance with all applicable laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity, with respect to the OTS Business or the Engineering Software Assets. Except as set forth on Section 2.10 of the Disclosure Schedule, since June 30, 2001, the Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the OTS Business or the Engineering Software Assets alleging any failure to so comply.

     2.11   NO LIENS; SUFFICIENCY OF ASSETS.

            (a) Except as set forth on Section 2.11(a) of the Disclosure Schedule, all of the Engineering Software Assets are free and clear of all Security Interests.

            (b) The (i) Engineering Software Assets, (ii) software and technology covered by the Third Party Licenses, (iii) Intellectual Property Rights, software and technology licensed to the Buyer under the Technology License Agreement, (iv) the Seller's other assets used in the OTS Business and identified in Section 2.11(b) of the Disclosure Schedule, (v) real estate facilities, fixtures, furnishings, furniture and related equipment, (vi) Seller Equipment, and (vii) other servers, networks, and business productivity computer programs used by the Seller and not primarily or exclusively used in the OTS Business, collectively, constitute all of the assets necessary to conduct the OTS Business as it is presently being conducted in all material respects. The
(i) Engineering Software Assets, (ii) software and technology covered by the Third Party Licenses, (iii) software and technology licensed to the Buyer under the Technology License Agreement and (iv) other servers, networks and business productivity computer programs used by the Seller in the Hyprotech Business, collectively, constitute all of the Intellectual Property Rights necessary to conduct the Hyprotech Business as it is presently being conducted in all material respects.

     2.12 INTERCOMPANY TRANSACTIONS. With respect to the OTS Business, there are no agreements under which the OTS Business procures commercially available services (other than general corporate and administrative services) from other divisions or affiliates of the Seller other than at fair market value, other than with respect to services provided by Hyperion Engineering Limited.

     2.13 CUSTOMERS. Except as set forth on Section 2.13 of the Disclosure Schedule, since January 1, 2003, no significant customer of the OTS Business has terminated or failed to renew, or given written notice of its intent to terminate or not renew or, to the knowledge of the Seller, threatened to terminate or not renew its agreement with the OTS Business. Except as set forth on Section 2.13 of the Disclosure Schedule, since January 1, 2003, no customer has given written notice or, to the knowledge of the Seller, given oral notice, of an alleged material default under any arrangement relating to the OTS Business or any other material dispute with the Seller relating to the OTS Business.

     2.14   FOREIGN CORRUPT PRACTICES ACT. Solely as relates to the OTS
Business:

            (a) neither Seller nor any of its agents or representatives has at any time made or committed to make, or has been alleged in writing to have made or committed to make, any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments;

            (b) neither the Seller nor any of its agents or representatives has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any person that the Seller knows or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that the Seller or any of its agents or representatives has violated the Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable rules and regulations promulgated thereunder; and

            (c) there is not now nor has there ever been any employment by the Seller or any of its agents or representatives of any governmental or political official in any country while such official was in office.

     2.15 PRODUCT WARRANTY. Section 2.15 of the Disclosure Schedule sets forth the Seller's standard terms and conditions with respect to the licensing of the Operating Training Products and (a) a statistical analysis of defects reported to Seller with respect to the Assigned Products from June 1, 2003 through the date of this Agreement, and (b) a statistical analysis of defects reported to Seller since June 1, 2003 with respect to the Assigned Products that remain unresolved as of the date of this Agreement.

     2.16 PRODUCT LIABILITY. Except as set forth in Section 2.16 of the Disclosure Schedule, to the knowledge of the Seller, the Seller has no material liability arising out of any injury to individuals or tangible property as a result of the ownership, possession or use of any Assigned Product sold, licensed, leased or delivered or any service rendered by the Seller in connection with the OTS Business. The Assigned Products, when used in accordance with the applicable Documentation of the Seller existing as of the Closing Date, do not contain any design defect that would directly cause any injury to individuals or tangible property or any material loss of customer data.

     2.17 INSURANCE. The Seller has customary insurance (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to the Engineering Software Assets and the OTS Business. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid and will continue to be paid by Seller through the Closing Date, and the Seller is in compliance in all material respects with the terms thereof. No written notice of cancellation or non-renewal of any such policies or binders has been received by the Seller nor, to the knowledge of the Seller, is any cancellation or non-renewal threatened.

     2.18 GUARANTEES. Other than as set forth in Section 2.18 of the Disclosure Schedule, there are no outstanding third party guarantees of Seller's performance under the Assigned Contracts. Other than as set forth in Section
2.18 of the Disclosure Schedule, Seller has no obligation to post a performance bond or other guarantee (or have a third party post a performance bond or guarantee) with respect to the OTS Business.

     2.19 ACCOUNTS RECEIVABLE. Section 2.19 of the Disclosure Schedule sets forth all billed and unbilled accounts receivable of the OTS Business (i) as of July 31, 2004 and (ii) as of September 30, 2004. All of the billed and unbilled accounts receivable of the OTS Business set forth in Section 2.19 of the Disclosure Schedules represented as of July 31, 2004, or represented as of September 30, 2004, as applicable, and all of the Billed Accounts Receivable and Net Unbilled Accounts Receivable, as finally determined pursuant to Section 1.2(b), will represent valid obligations arising from sales made or services performed by the OTS Business in the ordinary course.

     2.20 NO UNDISCLOSED LIABILITIES. None of this Agreement or any Schedule, Exhibit or certificate attached to or delivered pursuant to Section 6 of this Agreement by the Seller, in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary in or to make the statements made not misleading. To the Seller's knowledge, there is no fact or circumstance that has specific application to the OTS Business or the Engineering Software Assets that would reasonably be expected to have a Seller Material Adverse Effect that has not been set forth in this Agreement or any Schedule, Exhibit or certificate attached to this Agreement.

     2.21   FINANCIAL WORKING PAPERS/REPORTS. Section 2.21 of the Disclosure
Schedule includes copies of the following financial working papers and reports with respect to the OTS Business: (a) the unaudited income statements of the OTS Business for the fiscal years ended June 30, 2002, June 30, 2003 and June 30, 2004 ("INCOME STATEMENTS") and (b) the unaudited management accounts with respect to operator training projects of the OTS Business as of the September 23, 2004, including the unbilled accounts receivable of the OTS Business as of September 23, 2004 ("PROJECT STATEMENTS", and together with the Income Statements, the "FINANCIAL WORKING PAPERS/REPORTS"). The Financial Working Papers/Reports have been prepared in accordance with the Seller's standard methodologies for product line profit and loss and project statements, respectively, and are in accordance with United States generally accepted accounting principles as in effect as of the date of such Financial Working Papers/Reports ("GAAP") except as set forth in Section 2.21 of the Disclosure Schedule. Except as set forth in Section 2.21 of the Disclosure Schedule, the Financial Working Papers/Reports present fairly, in all material respects, (i) with respect to the Income Statements, the results of operations of the OTS Business for the period covered thereby and (ii) with respect to the Project Statements, the status of open projects including estimated costs to complete. The Financial Working Papers/Reports have been prepared from the books and records of the Company, which books and records are correct and complete in all material respects.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Agreement, the phrase,

"to the knowledge of the Buyer" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Frank Whitsura and Mark Hagen.

     3.1 ORGANIZATION. Each Buyer is a corporation duly organized, validly existing and, where applicable, in good standing under its respective jurisdiction of organization.

     3.2 AUTHORITY. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     3.3 NONCONTRAVENTION. Subject to the final approval by the FTC of the Consent Decree, and acceptance by the FTC pursuant to the Consent Decree of the Buyer and the transactions contemplated under this Agreement and the Ancillary Agreements, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

            (a) conflict with or violate any provision of the charter or bylaws of the Buyer;

            (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for a post-Closing filing to be made with the government of Brazil and except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "BUYER MATERIAL ADVERSE EFFECT"); or

            (c) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

     3.4 LITIGATION. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     3.5    DUE DILIGENCE BY THE BUYER. The representations and warranties in
Article II by the Seller constitute the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the Engineering Software Assets and it is understood that the Buyer takes the Engineering Software Assets as is and where is (subject to the benefit of the representations warranties set forth in this Agreement). The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller or any of their Affiliates. For purposes of this Agreement, the term "AFFILIATE" means any natural person or any corporation, company, partnership, joint venture, firm or other entity directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, "control" (including, with correlative meanings, "controlled by," "controlling" and "under common control with") means, with respect to an entity, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     4.1    CLOSING EFFORTS.

            (a) Subject to the terms hereof, including Section 4.1(b), each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all necessary waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties (the "THIRD PARTY CONSENTS"), (ii) effect all necessary registrations, filings and notices with or to Governmental Entities (the "GOVERNMENTAL FILINGS") and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Seller shall bear any out-of-pocket costs associated with obtaining such Third Party Consents. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, including any breach by such Party of any of its representations, warranties, agreements or covenants contained herein.

            (b) Without limiting the generality of Section 4.1(a), the Seller shall use reasonable efforts to seek the final approval by the FTC of the Consent Decree and the acceptance by the FTC pursuant to the Consent Decree of the Buyer and the transactions contemplated under this Agreement and the Ancillary Agreements. Each of the Parties shall use reasonable commercial efforts to resolve any objections that may be asserted by the FTC with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by the FTC.

     4.2 CONFIDENTIALITY. The Buyer and the Seller acknowledge and agree that the confidentiality agreement dated January 21, 2004 by and between the Parties (the "CONFIDENTIALITY AGREEMENT") remains in full force and effect and that information provided by the Seller to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively to the Engineering Software Assets, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

     4.3    SCHEDULES.

            (a) The Seller shall be entitled to submit to the Buyer, from time to time between the date hereof and the Closing Date, written updates to Sections 2.4, 2.6(c), 2.6(d), 2.6(e) (solely with respect to the first sentence thereof), 2.6(j) (solely with respect to the second sentence thereof), 2.7(b), 2.7(c), 2.7(f), 2.8, 2.9(a), 2.9(b), 2.9(c), 2.9(e), 2.9(g)(ii) and (iii),
2.9(s), 2.9(n), 2.10 (solely with respect to the second sentence thereof), 2.11(b), 2.13, 2.15 and 2.20 of the Disclosure Schedule disclosing any events that have occurred between the date of this Agreement and the Closing Date. For the avoidance of doubt, such updates shall not be deemed to amend or modify the scope of Excluded Liabilities hereunder. The Seller's representations and warranties contained in this Agreement shall be construed for all purposes of this Agreement (including, without limitation, Section 5.1 and Article VI) in accordance with the Disclosure Schedule and other Schedules hereto, as so updated; provided that the Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 8.1(b).

            (b) For avoidance of doubt, no contract (including amendments and renewals of existing Assigned Contracts) entered into by Seller between signing and closing shall be deemed to be an Assigned Contract without Buyer's prior written consent. Seller must offer Buyer the option of assuming as an Assigned Contract any customer contract (or amendment or renewal thereof) relating solely to the OTS Business entered into between the date hereof and the Closing Date. If Buyer provides its written consent to any such contract (or any amendment or renewal of any Assigned Contract) such contract (or amendment or renewal) shall be deemed to be an Assigned Contract hereunder. If Buyer refuses to assume such contract, or if Seller enters into a Multi-product Agreement between the date hereof and the Closing Date, Buyer and Seller shall negotiate in good faith upon the terms under which Buyer would act as subcontractor for the Operator Training Services portion of such contract under the terms of the Subcontract; PROVIDED HOWEVER that in the event that Seller and Buyer do not enter into an agreement on or before the Closing Date for Buyer to provide such operator training services, such agreement shall be deemed to be a Retained OTS Contract for all purposes hereunder and Seller shall have the right, without any liability or obligation to Buyer hereunder, to procure operator training or other services from any third party (including, without limitation, Hyperion Engineering

Limited), on terms no less favorable to such third party than the terms Seller offered to Buyer, in order to satisfy Seller's obligations under such contract and PROVIDED FURTHER, that Seller shall not be permitted to amend (other than change orders in the ordinary course consistent with past practice), renew or extend any such Retained OTS Contract or Multi-product Agreement (as it relates solely to Operator Training Services) after the Closing Date.

     4.4 CERTAIN TAX CERTIFICATIONS. Prior to the Closing, to the extent applicable, the Buyer shall provide the Seller with appropriate resale exemption certificates, exempt use certificates, and other similar Tax documentation relating to the Engineering Software Assets.

     4.5 INTERIM COVENANTS. From the date hereof through the Closing Date, without the prior written consent of the Buyer, the Seller shall:

            (a) conduct the OTS Business in the ordinary course consistent with past practices and use commercially reasonable efforts to preserve intact the OTS Business, to keep available the services of the key Employees and to preserve the relationships with customers, suppliers and others having material business dealings with the OTS Business;

            (b) utilize the Engineering Software Assets in the ordinary course consistent with past practice;

            (c) not sell, pledge, dispose of, or encumber any of the Engineering Software Assets, except in the ordinary course of business (which includes, without limitation, the granting of nonexclusive licenses to customers and distributors to any Hyprotech Product in the ordinary course of business on terms and conditions consistent with past practice as disclosed to Buyer, subject to Seller's obligations with respect to any settlement agreement relating to the Specified Proceedings);

            (d) continue to meet the contractual obligations of the OTS Business under the Assigned Contracts and the Sublicensable Third Party Licenses and to fulfill all such obligations in all respects as they mature, and to pay all accounts payable of the OTS Business, in each case on a timely basis in the ordinary course;

            (e) maintain in full force and effect all presently existing insurance coverage for the OTS Business, or insurance comparable to such existing coverage, to the extent such coverage is reasonably available;

            (f) preserve, protect, maintain and enforce all rights in the Assigned Intellectual Property in a manner consistent with the past practice of the Seller;

            (g) not grant any third party any exclusive license in or to any Assigned Intellectual Property;

            (h) not expressly waive any rights under any Assigned Contract or Sublicensable Third Party License, if such waiver would reasonably be expected to adversely affect the Buyer's rights with respect to the Assigned Contracts or sublicenses under the Sublicensable Third Party Licenses;

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            (i)    with respect to the OTS Business and the Engineering Software
Assets, not enter into any settlement agreement that would restrict the Buyer's contemplated use of the Engineering Software Assets;

            (j) in connection with the OTS Business, acquire (by merger, consolidation or acquisition of stock) any entity or person or substantially all of, or any material portion of, the assets of any entity or person that conducts Operator Training Services;

            (k) not assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Buyer (as acquirer of the OTS Business and the Engineering Software Assets) responsible for, the liabilities of any other entity or person, or cancel or forgive any debts or claims of the OTS Business;

            (l) not enter into any employment agreement, make any loan to any Employee or enter into any material transaction of any other nature with any Employee or, except in accordance with past practices or pursuant to the terms of employment agreements, plans, programs, arrangements or policies in effect on the date of this Agreement, grant any increase in the salary or other compensation of, grant any bonus to any Employee; PROVIDED THAT Seller will give Buyer written notice of any action permitted under this paragraph (l) or paragraphs (m) or (n) below within two Business Days prior to Closing; and PROVIDED, FURTHER, that nothing in this paragraph (l) shall prohibit the Seller from offering to employees engaged primarily in duties relating to the OTS Business equity or other incentives, at the Seller's sole expense, in the ordinary course or as an incentive to remain in the Seller's employment during the period from the date hereof through the Closing Date (including, without limitation, the incentive program described in Section 4.9 hereof);

            (m) not take any action to institute any new severance or termination pay practices with respect to any of the Employees or to increase the benefits payable under the severance or termination pay practices of the OTS Business, PROVIDED, HOWEVER, that nothing in this paragraph (m) shall prohibit the Seller from offering to employees engaged primarily in duties relating to the OTS Business equity or other incentives, at the Seller's sole expense, in the ordinary course or as an incentive to remain in the Seller's employment during the period from the date hereof through the Closing Date (including, without limitation, the incentive program described in Section 4.9 hereof);

            (n) not adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable law, order, rule or decree, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any Employees, PROVIDED, HOWEVER, that nothing in this paragraph (n) shall prohibit the Seller from offering to employees engaged primarily in duties relating to the OTS Business equity or other incentives, at the Seller's sole expense, in the ordinary course or as an incentive to remain in the Seller's employment during the period from the date hereof through the Closing Date (including, without limitation, the incentive program described in Section 4.9 hereof);

                                       36
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            (o)    not agree or otherwise commit to take any of the actions
described in the foregoing paragraphs (a) through (n).

     4.6 ACCESS TO BOOKS AND RECORDS. Prior to the Closing (and subject to the Confidentiality Agreement), Buyer and its representatives and agents shall be entitled to make such investigation of the assets, properties, business and operations of Seller as they relate exclusively or primarily to the OTS Business or the IT Property and such examination of the books, records, tax returns, financial condition and operations of the Seller as they relate exclusively or primarily to the OTS Business as Buyer may reasonably request in accordance with applicable law. Any such investigation and examination shall be conducted at reasonable times during normal business hours, and the Seller shall use commercially reasonable efforts to cooperate therewith. In order that Buyer may have full opportunity to make such investigation as it may wish, the Seller shall (x) furnish the representatives of Buyer during such period with all such information and copies of such documents pertinent to such review as Buyer or its representatives or agents may reasonably request and (y) cause Seller's officers, employees, consultants, agents, accountants and attorneys to use commercially reasonable efforts to cooperate with Buyer in connection with such review and examination.

     4.7 NO-SHOP. From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, none of Seller or its Affiliates or any of their agents or representatives shall furnish or cause to be furnished any non-public information concerning the OTS Business or the Engineering Software Assets to any person or entity in contemplation of a potential sale of the OTS Business, other than (i) the Buyer and its representatives and (ii) any Governmental Entity as may be required in connection with Section 4.1 hereof. From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, none of the Seller, its Affiliates or any of their agents or representatives shall, (i) directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a sale of all or a part of the Engineering Software Assets to an entity or person other than Buyer, or (ii) directly or indirectly engage or participate in discussions or negotiations regarding or provide any information or data to any entity or person or otherwise cooperate in any way with activities that could reasonably be expected to lead to a sale of all or a part of the Engineering Software Assets to any person or entity other than Buyer. The Seller and its Affiliates shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other person or entity conducted heretofore with respect to any sale of all or part of the Engineering Software Assets to any person or entity other than Buyer and request the prompt return of all confidential information previously furnished.

     4.8 CONFIDENTIALITY AGREEMENTS. If the Buyer has reason to believe that a third party has unlawfully disclosed confidential information relating to the OTS Business that such third party received pursuant to a confidentiality agreement between such third party and the Seller that was entered into in connection with or relating to the possible purchase or sale of all or any portion of the OTS Business, the Buyer may inquire of the Seller whether such a confidentiality agreement exists between the Seller and such third party, and the Seller will disclose the existence of any such agreement. The Seller shall cooperate in a commercially reasonable manner with the Buyer at the Buyer's expense in taking any action reasonably requested by the

                                       37
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Buyer, including, without limitation, but at the Seller's discretion, instituting litigation or assigning to the Buyer the right to institute such litigation, to enforce for the benefit of the Buyer any and all rights of the Seller against such third party for a breach of any such confidentiality agreement.

     4.9 INTERIM EMPLOYEE INCENTIVES. Seller shall use commercially reasonable efforts to offer to its employees engaged primarily in duties relating to the OTS Business equity or other incentives, at the Seller's sole expense, in the ordinary course or as an incentive in order to encourage such employees to remain in the Seller's employment during the period from the date of this Agreement through the Closing Date, PROVIDED THAT, nothing in this
Section 4.9 shall constitute or be construed as a warranty or obligation of the Seller to ensure that any such employees remain employees of the Seller during such period. The incentive program described in this Section 4.9 shall be on terms no less favorable to the employees than those described on Schedule 4.9 hereto.

     4.10 REPLACEMENT OF SELLER GUARANTEES. For purposes of this Agreement, "SELLER GUARANTEES" means all performance bonds, letters of credit and other guarantees set forth on Section 2.18 of the Disclosure Schedule. Unless otherwise agreed to in writing by Seller, the Buyer shall arrange, prior to the Closing, for replacement arrangements (which shall include a full and complete release of the Seller, its Affiliates and any applicable banking institutions), from all Seller Guarantees. To fulfill such obligation, Buyer shall offer to provide substitute security or guarantees that it reasonably believes to be of like character, quality and amount. Seller shall cooperate in good faith in order to assist Buyer in such process. This Section 4.10 shall not apply to any performance bond, letter of credit or guarantee issued between the date of this Agreement and the Closing unless such bond, letter of credit or guarantee is issued with the consent of the Buyer (which shall not be unreasonably withheld or delayed).

     4.11 DELIVERY OF BENEFITS INFORMATION. Between the date hereof and Closing, Seller shall use commercially reasonable efforts to comply in a timely manner, to the extent permitted by law, with Buyer's reasonable requests for employee benefit and other information relating to the transition of Transferred Employees to Buyer at Closing in order to assist Buyer in such transition. No later than two (2) Business Days after the date hereof Seller shall provide Buyer with contact information for Seller's benefits coordinator and third party providers in each geographic region in which Transferred Employees are located.

     4.12 HARWELL MATH LIBRARY. On or prior to Closing, Seller shall have (i) sublicensed to Buyer all of its rights which are sublicenseable under the Agreement for Harwell Sub-Routine Library, dated as of April 13, 2004, as amended (the "HARWELL MATH LIBRARY AGREEMENT"), between Hyprotech UK Limited and the Council for the Central Laboratory of the Research Councils ("CCLRC") and
(ii) [**] such that [**] under the Harwell Math Library Agreement, with such other terms and conditions [**] under clause (i) hereof [**].

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

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     5.1    CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

            (a)    the representations and warranties of the Seller set forth in
Article II shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except (i) for changes expressly permitted by this Agreement and (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all material respects as of such date), it being agreed that any materiality or Seller Material Adverse Effect qualification in a representation and warranty shall be disregarded for purposes of this Section 5.1(a);

            (b) the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing (provided, however that Seller's obligations in Section 4.12 hereof shall have been performed in all respects);

            (c) other than the Pending Case, no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

            (d) the FTC shall have granted final approval of the Consent Decree and shall have accepted the Buyer and the transactions contemplated under this Agreement and the Ancillary Agreements pursuant to the terms of the Consent Decree;

            (e) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (d) of this Section 5.1 is satisfied;

            (f) no Seller Material Adverse Effect shall have occurred or be reasonably likely to occur;

            (g) Seller shall have delivered to Buyer, in form reasonably acceptable to Buyer, the written consent to the transactions contemplated hereby from each of the persons and/or entities set forth on SCHEDULE 5.1(g) hereto, including, if applicable, consent to the assignment of any related Assigned Contract identified on such schedule;

            (h) the Buyer shall have received a commitment with respect to employment from no fewer than ten Employees engaged in the development or development support of Hyprotech Products or other personnel as follows: (A) three HYSYS Steady State Engineers or technical specialists and two HYSYS Dynamics engineers or technical specialists, (B) one GUI engineer or technical specialist, (C) one Distillation engineer or technical specialist, (D) one Physical Properties engineer or technical specialist, (E) one Simulation Environment engineer or technical specialist and (F) one Reactor engineer or technical specialist; and

            (i) Buyer shall have received documentation reasonably acceptable to it that the Security Interests held by Silicon Valley Bank, National Westminster Bank plc and Royal Bank of Scotland plc with respect to the Engineering Software Assets have been released.

     5.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

            (a)    the representations and warranties of the Buyer set forth in
Article III shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except (i) for changes expressly permitted by this Agreement and (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all material respects as of such date), it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded for purposes of this Section 5.2(a);

            (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

            (c) other than the Pending Case, no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

            (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.2 is satisfied;

            (e) the FTC shall have granted final approval of the Consent Decree that fully resolves and dismisses the Pending Case; and

            (f) no Buyer Material Adverse Effect shall have occurred or be reasonably likely to occur.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE SELLER. Subject to the terms and conditions of this Article VI, from and after the Closing, each of the entities constituting the "Seller" hereunder shall jointly and severally indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "DAMAGES") incurred or suffered by the Buyer or any Affiliate thereof resulting from or constituting:

            (a) any breach of a representation or warranty of the Seller contained in this Agreement;

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

            (b) any breach of a covenant or agreement of the Seller contained in this Agreement;

            (c) the use, development, license, sublicense, or sale by the Seller of the Assigned Products or the Seller's provision of services related thereto, in each case, on or prior to the Closing Date;

            (d) any (i) claims, liabilities or obligations relating to or arising out of the Specified Proceedings, including any claims that would restrict, or attempt to restrict, the operation of the OTS Business and/or the ownership or use of the Engineering Software Assets, (ii) any claim that any of the Engineering Software Assets, Assigned Products, IT Property, Assigned Intellectual Property or the Intellectual Property Rights owned or purportedly owned by the Seller and to be licensed to Buyer under this Agreement, the Technology License Agreement or the Support Services Agreement infringes, misappropriates or violates any Intellectual Property Rights [**] of the [**] relating thereto; or

            (e)    the Excluded Assets or Excluded Liabilities.

     6.2 INDEMNIFICATION BY THE BUYER. Subject to the terms and conditions of this Article VI, from and after the Closing, each of the entities constituting the "Buyer" hereunder shall jointly and severally indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from or constituting:

            (a) any breach of a representation or warranty of the Buyer contained in this Agreement;

            (b) any breach of a covenant or agreement of the Buyer contained in this Agreement;

            (c) subject to Section 6.1, the use, development, license, sublicense, or sale by the Buyer of the Assigned Products or the Buyer's provision of services related thereto, in each case, after the Closing Date; or

            (d)    the Engineering Software Assets or Assumed Liabilities.

     6.3    CLAIMS FOR INDEMNIFICATION.

            (a) THIRD-PARTY CLAIMS. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this
Article VI (an "INDEMNIFIED PARTY") shall give prompt written notification to the person from whom indemnification is sought (the "INDEMNIFYING PARTY") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and

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

the amount of the Damages claimed. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "Damages" for purposes of this Agreement; PROVIDED, HOWEVER, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation or equitable remedy on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

            (b) PROCEDURE FOR CLAIMS. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a "CLAIM NOTICE") which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or
(III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.12.

     6.4    SURVIVAL.

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

            (a) The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue for two (2) years following of the Closing Date, at which time they shall expire; PROVIDED, HOWEVER, that the representations and warranties in Sections 2.4 (Taxes) and 2.9 (Employment Matters) shall survive until the expiration of the applicable statute of limitations and the representations and warranties in Sections 2.2 (Authority) and 2.6(a) (Intellectual Property) (solely as to title) shall survive indefinitely.

            (b) If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the relevant representation or warranty as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

     6.5    LIMITATIONS.

            (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

                   (i) other than claims with respect to Section 2.4 (Taxes) or 2.7(g) [**] no claims for indemnification under Sections 6.1(a) or 6.2(a) shall be valid and assertable unless the amount of all such claims under Section 6.1(a) or 6.2(a), as applicable, shall exceed $100,000, in which case, the Indemnifying Party shall only be liable for amounts in excess of such threshold;

                   (ii) the aggregate liability of the Seller under Section 6.1(a) other than Section 2.19 (Accounts Receivable) shall not exceed an amount equal to the Purchase Price (the "Cap"). The Seller's liability with respect to claims brought under Sections 6.1(b), 6.1(c), 6.1(d), and 6.1(e) shall not be limited by this Article VI;

                   (iii) no individual claim (or series of related claims) for indemnification under Section 6.1(a) or 6.2(a) shall be valid and assertable unless it is (or they are) made on or before the second anniversary of the Closing Date; and

                   (iv) no Damages for breach of Sections 2.19 and/or 2.22 shall be recoverable pursuant to an indemnification claim by Buyer hereunder to the extent that the facts or circumstances giving rise to such breach are compensated in the form of a reduction of Purchase Price or reduction of released Holdback Amount pursuant to Section 1.2(b)(iii) or 1.2(b)(iv) hereof.

            (b) Except for claims under Sections 6.1(d), in no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages (unless and solely to the extent such Damages are payable to third parties. Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to mitigate the Damages for which indemnification is provided to it under this Article VI.

            (c) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), net of collection costs, with respect to the Damages to which such indemnity claim relates, from an insurance carrier. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received (net of collection costs), over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

            (d) Except with respect to claims for equitable relief, including specific performance, and except for claims of fraud, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 6.1, Section 6.2 or otherwise relating to the transactions that are the subject of this Agreement.

     6.6 TAX TREATMENT OF INDEMNIFICATION PAYMENTS. Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for Tax purposes.

     6.7 MITIGATION OF INFRINGEMENT CLAIMS. To the extent that there arise any third party claims after Closing that the use of any IT Property infringes, violates or misappropriates the Intellectual Property Rights of a third party (the "INFRINGING DELIVERED INTELLECTUAL PROPERTY"), the Seller shall have the right, but not the obligation, to mitigate the Damages (if any) payable pursuant to Sections 6.1(d) and/or 6.1(e) (in the case of Section 6.1(e), solely to the extent such claim arises under Section 1.1(d)(ix) hereof), as applicable, at its sole cost and expense (at the option of the Seller), by either:

                   (i) procuring from third parties the right for the Buyer (and its then-existing, and any future, licensees) to (or to continue to) design, sell, offer for sale, manufacture, reproduce, distribute, develop, modify, create derivative works of, display, perform, import, export and use the Infringing Delivered Intellectual Property;

                   (ii) modifying such Infringing Delivered Intellectual Property so that it becomes non-infringing or no longer constitutes a misappropriation or otherwise falls outside the subject matter of the third party claim, PROVIDED that any modified Infringing Delivered

                                       44
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Intellectual Property is fully compatible with and at least functionally equivalent to the applicable Infringing Delivered Intellectual Property, and performs at least equivalently to the performance of the Infringing Delivered Intellectual Property delivered to Buyer hereunder, as updated by deliveries to Buyer from Seller under the Support Services Agreement; or

                   (iii) replacing the applicable portion of the Infringing Delivered Intellectual Property with a new item that does not infringe or constitute a misappropriation or otherwise falls outside the subject matter of the third party claim, PROVIDED that any replacement Infringing Delivered Intellectual Property is fully compatible with and at least functionally equivalent to the applicable Infringing Delivered Intellectual Property, and performs at least equivalently to the performance of the Infringing Delivered Intellectual Property delivered to Buyer hereunder, as updated by deliveries to Buyer from Seller under the Support Services Agreement.

     Seller acknowledges that any modification or replacement delivered pursuant to Sections 6.7(ii) and/or 6.7(iii) shall be licensed to Buyer pursuant to the Support Services Agreement. For avoidance of doubt, Seller shall remain responsible under Sections 6.1(d) or (e), as applicable, for all Damages incurred by Buyer in connection with implementing and installing any such modification or replacement. Notwithstanding Section 6.1 hereof, if, with respect to any third party claim described under the first paragraph of this
Section 6.7, Seller has procured, modified or replaced the Infringing Delivered Intellectual Property in compliance with this Section 6.7, and has paid all Damages as required by Sections 6.1(d) or (e) (including, without limitation, all Damages arising from implementing and installing any such modification or replacement), as applicable, Seller shall not be responsible for any additional Damages arising from Buyer's continued use of the Infringing Delivered Property.

                                   ARTICLE VII
                                   TAX MATTERS

     7.1 SELLER RESPONSIBILITY. The Seller shall be responsible for and shall pay (1) any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Engineering Software Assets on or prior to the Closing Date imposed on the Seller and (2) any and all Taxes arising or resulting from the sale of the Business and the Acquired Assets on the Closing Date pursuant to this Agreement (excluding, for the avoidance of doubt any UK VAT or Canadian
GST).

     7.2 BUYER RESPONSIBILITY. The Buyer shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Engineering Software Assets after the Closing Date imposed on the Buyer.

     7.3 TAXES ARISING FROM TRANSACTION. Notwithstanding Sections 7.1 and 7.2, the Buyer, on the one hand, and the Seller, on the other hand shall each pay and be responsible for fifty percent (50%) of the payment of any transfer, sales, use, stamp (including stamp duty, stamp duty reserve, or stamp duty land tax), conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) (collectively, "TRANSFER TAXES") arising in connection with the

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consummation of the transactions contemplated by this Agreement, notwithstanding any provisions of law imposing the burden of such Taxes on the Seller, save that, in accordance with Section 1.2(d), the Buyer shall pay and be responsible for one hundred percent (100%) of the payment of any such Transfer Taxes that arise or are connected with the (i) UK (including, for the avoidance of doubt, any UK VAT) and (ii) any Canadian GST.

     7.4 REAL OR PERSONAL PROPERTY TAXES. In the case of any real or personal property taxes or any similar taxes attributable to the Engineering Software Assets covering a period commencing on or before the Closing Date and ending thereafter (a "STRADDLE PERIOD TAX"), any such Straddle Period Taxes shall be prorated between the Seller and the Buyer on a per diem basis. The party required by law to pay any such Straddle Period Tax (the "PAYING PARTY") shall provide the other party (the "NON-PAYING PARTY") with proof of payment, and within 10 days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for its share of such Straddle Period Taxes. The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

     7.5 APPLICABLE TO ASPENTECH UK AND THE UK ENGINEERING SOFTWARE ASSETS RELATED TO THE OTS BUSINESS (THE "UK OTS ASSETS").

            (a) GENERAL. The Parties intend that the UK OTS Assets and the related Assumed Liabilities in the United Kingdom (the "UK ASSUMED LIABILITIES") shall be sold as a going concern for UK VAT purposes and accordingly:

                   (i) AspenTech UK and Honeywell Control shall (when required to do so) give notice of such sale to H.M. Customs & Excise pursuant to paragraph 11 of Schedule 1 VATA 1994 or paragraph 6 of the Value Added Tax Regulations 1995 or as otherwise required by law; and

                   (ii) AspenTech UK shall apply to H.M. Customs & Excise and obtain a direction that all records referred to in Section 49 VATA 1994 may be retained and AspenTech UK undertake to preserve those records in such a manner and at such periods as may be required by law and with effect from Closing during such periods to give to Honeywell Control reasonable access during normal business hours to such records.

            (b)    GOING CONCERN.

                   (i) AspenTech UK and Honeywell Control intend that the sale of the UK OTS Assets and the UK Assumed Liabilities shall be treated as neither a supply of goods nor a supply of services. AspenTech UK shall make an application to H.M. Customs & Excise seeking confirmation that the sale is to be so treated. AspenTech UK and Honeywell Control shall agree on the form of that application promptly after the Closing (but failing agreement within a reasonable period the AspenTech UK's accountants shall determine the form of that application) and use all reasonable endeavors to ensure that satisfactory confirmation is obtained as soon as possible thereafter from H.M. Customs & Excise that the sale is to be so treated.

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                   (ii)    If following Closing, UK VAT is determined by H.M.
Customs & Excise to be payable on the sale, Honeywell Control shall pay to AspenTech UK such UK VAT in accordance with Section 1.2(d).

            (c) The Buyer represents and warrants to the Seller that Honeywell Control is duly registered for UK VAT (with registration number GB 223 4728 76) and that with effect from the Closing Date the UK OTS Assets will be used by Honeywell Control in carrying on the same kind of business as the OTS Business carried on by AspenTech UK prior to the Closing Date.

            (d) If any amount paid by Honeywell Control to AspenTech UK in respect of UK VAT pursuant to this Agreement is subsequently found to have been paid in error AspenTech UK shall if AspenTech UK have not yet accounted for such UK VAT to H.M. Customs & Excise promptly repay such amount to Honeywell Control and, if AspenTech UK has already so accounted, then AspenTech UK shall use all reasonable endeavors to obtain repayment thereof from H.M. Customs & Excise or, if entitled, AspenTech UK shall correct its UK VAT account pursuant to Regulation 34 of the Value Added Tax Regulations 1995 and forthwith on receiving repayment from H.M. Customs & Excise or receiving the benefit of the correction to its UK VAT account, as the case may be, shall pay to Honeywell Control the amount repaid and issue to Honeywell Control a valid credit note showing the amount of UK VAT repaid.

     7.6 APPLICABLE TO HYPROTECH AND ASPENTECH CANADA AND THE ENGINEERING SOFTWARE ASSETS IN CANADA ("CANADIAN ENGINEERING SOFTWARE ASSETS").


            (a) CANADIAN GST ELECTION. To the extent permitted by law, the Seller and the Buyer shall jointly elect, under subsection 167(1) of Part IX of the EXCISE TAX ACT (Canada), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-stage tax, that no tax be payable with respect to the purchase and sale of the Canadian Engineering Software Assets. The Seller and the Buyer shall make such election(s) in prescribed form containing prescribed information, and the Buyer shall file such election(s) in compliance with the requirements of the applicable legislation.

            (b) PAYMENT OF CANADIAN GST. Any Canadian GST imposed in respect of the purchase and sale of any Canadian Engineering Software Assets that is not duly exempt under applicable tax law shall be paid in accordance with Section 1.2(d).

                                  ARTICLE VIII
                                   TERMINATION

     8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing as provided below:

            (a) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach of this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set

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forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event that the Seller provides an update to the Disclosure Schedule pursuant to Section 4.3 which contains information that, absent such disclosure and the provisions of Section 4.3 permitting the update of representations and warranties, would have the effect of causing the condition set forth in Section 5.1(a) not to be satisfied, and the Seller fails to cure the event or condition causing the failure of such condition within 20 days following delivery by the Buyer to the Seller of written notice under this
Section 8.1(b);

            (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and
(ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;

            (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before the date which is 90 days after the date hereof by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement);

            (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the date which is 90 days after the date hereof by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement); and

            (f) the Seller or the Buyer may terminate this Agreement by giving written notice to the Buyer in the event that the FTC communicates in writing that the transactions contemplated by this Agreement will not resolve the Pending Case.

     8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party of liability for any breach by such Party, prior to the termination of this Agreement, of any representation, warranty, covenant or agreement contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

                                   ARTICLE IX
                                EMPLOYEE MATTERS

     9.1    PROVISIONS RELATING TO US EMPLOYEES.

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            (a)    OFFER OF EMPLOYMENT. The Buyer may offer employment to any or all Employees employed in the United States ("US EMPLOYEES"). US Employees who accept the Buyer's offer of employment and who become employees of Buyer within the six (6) month period after Closing shall be referred to herein collectively as the "TRANSFERRED US EMPLOYEES." Seller shall be responsible for any obligation to provide employee benefits to Transferred US Employees for the period prior to such Transferred US Employee's date of hire by Buyer, PROVIDED THAT, in no event shall such responsibility of the Seller extend past an employee's date of termination of employment with the Seller ("EMPLOYMENT COMMENCEMENT DATE").

     Except to the extent prohibited by law (which may include the need to secure a written authorization from the Transferred US Employee), Seller shall deliver to Buyer copies of all personnel files and records relating to Transferred US Employees.

     It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of Buyer to terminate the employment of any Transferred US Employee at any time or to amend or terminate any such Transferred US Employee's benefit plans or arrangements.

            (b) The Buyer shall provide Transferred US Employees with compensation and employee benefits that are substantially comparable to those provided to similarly situated employees of the Buyer.

            (c) The Buyer shall (i) recognize each Transferred US Employee's length of service with Seller up to their Employment Commencement Date for vesting and eligibility purposes, but not for benefit accrual under any pension or savings plan of the Buyer (except as may otherwise be required by law), (ii) recognize the co-payments and deductible expenses of each Transferred US Employee and each Transferred US Employee's eligible dependents incurred under Seller's health, dental, prescription drug and vision plans (provided that a Transferred US Employee or eligible dependent shall provide documentation of any such co-payment or deductible as may be reasonably required by the Buyer), and
(iii) waive all pre-existing conditions and exclusions for each Transferred US Employee and each Transferred US Employee's eligible dependents.

            (d) Subject to any administrative services required to be provided pursuant to the terms of the Transition Services Agreement, Seller shall be responsible for any claims for health, dental, prescription drug and vision benefits incurred by a Transferred US Employee or his or her covered dependents prior to the Transferred US Employee's Employment Commencement Date in accordance with the terms of Seller's health, dental, prescription drug and vision plans, and Buyer shall be responsible for any health, dental, prescription drug and vision claims incurred by any Transferred US Employee or his or her covered dependents after the Transferred US Employee's Employment Commencement Date in accordance with the terms of Buyer's health, dental, prescription drug and vision plans. For purposes of this Section 9.1(d), a health, dental, prescription drug and vision claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Transferred US Employee is billed for such services or submits a claim for benefits.

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     Buyer shall be responsible in accordance with its applicable disability plans for short-term and long-term disability income benefits payable to any Transferred US Employee with respect to a disability incurred after such Transferred US Employee's Employment Commencement Date. Seller shall be responsible in accordance with its applicable disability plans for all other short-term and long-term disability benefits payable with respect to a disability incurred by any Transferred US Employee on or prior to his or her Employment Commencement Date.

            (e) Transferred US Employees shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code) of all or a portion of any such Transferred US Employee's balance, including loans, under any defined contribution plan (as defined in Section 3(34) of ERISA) of Seller to the defined contribution plan maintained by Buyer for Transferred US Employees; provided, however, that any such direct rollover shall be subject to the terms and conditions of Buyer's defined contribution plan applicable to rollover contributions.

            (f) Seller shall be responsible for providing any COBRA coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any current or former US Employee and any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such current or former US Employee who incurred a "qualifying event" (as defined in Section 4980B of the Code) up to and including his or her Employment Commencement Date.

            (g) Seller agrees to pay and be responsible for all liability, cost or expense for severance, retirement or termination payments, salary continuation, special bonuses and like costs arising under Seller's severance pay plans, policies or arrangements, with respect to any of the current or former US Employees, including, but not limited, to any such liability, cost or expense that arises out of or relates to the transactions described in or contemplated by this Agreement. For the avoidance of doubt, Seller shall be responsible for and pay any severance liability that may arise under any agreements between Seller and any US Employee and any payments due as a direct or indirect result of (i) the entry of Seller into any such agreement, (ii) approval of any such agreement by Seller's stockholders, (iii) the Buyer's decision not to offer employment to certain US Employees or (iv) the consummation of the transactions contemplated by this Agreement.

            (h) Seller agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act on or prior to the Closing Date, or any similar state or local law, in connection with the consummation of the transactions described in or contemplated by this Agreement.

            (i) Buyer shall not be responsible for all workers compensation claims filed by or on behalf of a Transferred US Employee to the extent attributable to events, occurrences or exposures prior to the Transferred US Employee's date of hire with the Buyer.

            (j) Seller shall retain all liabilities and obligations arising under or with respect to any compensation and benefit plans and arrangements sponsored, maintained or contributed to by Seller for current or former US Employees and their dependents and

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

beneficiaries, including, but not limited to, any retirement, pension, savings, deferred compensation, incentive, bonus, retention, severance, stock option, welfare, educational reimbursement or other fringe benefit plan or arrangement, and Buyer shall have no liability or obligation under or with respect to any such plan or arrangement.

            (k) To the extent permitted by law, Seller and Buyer agree to furnish each other with such information concerning Transferred US Employees and to take all such other action as is necessary and appropriate to effect the transactions contemplated by this Section 9.1.

     9.2    PROVISIONS RELATING TO UNITED KINGDOM OTS EMPLOYEES.

            (a) This Section 9.2 contains covenants and agreements of the parties on and as of the Closing Date with respect to Employees who are or were employed in the OTS Business in the United Kingdom immediately prior to Closing and who are listed in Schedule 9.2(a) to this Agreement (the "TRANSFERRING UK EMPLOYEES"). For purposes of this Section 9.2:

            "LOSSES" means all losses, liabilities, costs (including, without limitation, reasonable legal costs) charges, expenses, actions, proceedings, claims and demands.

            "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

            (b) The parties consider the transaction contemplated by this Agreement to constitute the transfer of an undertaking for the purposes of the Transfer Regulations and agree that the terms and conditions (as required by the Transfer Regulations) of the contracts of employment of the Transferring UK Employees will have effect from the Closing Date as if originally made between the Buyer and the Transferring UK Employees (except in respect of old age, invalidity and survivors pension arrangements arising from an occupational pension scheme).

            (c) The Seller shall indemnify and keep indemnified the Buyer against all Losses arising out of or in connection with:

                   (i) any claim by a Transferring UK Employee (whether in contract or in tort or under statute (including the Treaty establishing the European Community and any directives made under the authority of that Treaty) for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, statutory discrimination of any kind, unlawful deductions from wages, a protective award or under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature) as a result of anything done or omitted to be done by the Seller in relation to the Transferring UK Employee's employment prior to the date of employment with Buyer; and

                   (ii) any claim by any person other than a Transferring UK Employee relating to that person's employment with the Seller, whether such claim arises before, on or after Closing or, if appropriate, the Closing Date.

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            (d)    If, as a result of this Agreement, the contract of employment of any person (other than a Transferring UK Employee), shall have effect or shall be alleged to have effect under the Transfer Regulations as if it was originally made between the Buyer and such person:

                   (i) the Buyer may within 5 business days of becoming aware of the transfer or alleged transfer of such contract of employment terminate the person's contract of employment forthwith; and

                   (ii) the Seller shall indemnify the Buyer against all Losses arising from such termination and from the employment of such person by the Buyer up to such termination date.

            (e) The Buyer shall indemnify and keep indemnified the Seller against all Losses arising out of or in connection with:

                   (i) any claim by a Transferring UK Employee (whether in contract or in tort or under statute (including the Treaty establishing the European Community and any directives made under the authority of that Treaty) for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, statutory discrimination of any kind, unlawful deductions from wages, a protective award or under the National Minimum Wage Act 1998 or the Working Time Regulations 1998 or for breach of statutory duty or of any other nature) as a result of anything done or omitted to be done by the Buyer after such Transferring UK Employee's date of employment with Buyer; and

                   (ii) any claim of constructive unfair and/or wrongful dismissal brought by any Transferring UK Employee who primarily undertook duties in relation to the OTS Business prior to such constructive dismissal arising from the Buyer's stated intention to change any of the terms and conditions of employment of such Transferring UK Employee.

            (f) The Seller shall indemnify and keep indemnified the Buyer against all Losses, arising out of or in connection with any failure by the Seller to comply with its obligations under Regulations 10(2) and 10(5) of the Transfer Regulations except for any Losses arising from the Buyer's failure to comply in full with its obligations under Regulation 10(3) of the Transfer Regulations. The Buyer shall indemnify and keep indemnified the Seller against all Losses arising out of or in connection with any failure by the Buyer to comply with its obligations under Regulation 10(3) of the Transfer Regulations.

     9.3    PROVISIONS RELATING TO CANADIAN EMPLOYEES.

            (a) This Section 9.3 contains covenants and agreements of the parties on and as of the Closing Date with respect to Employees who are or were employed in Canada (the "CANADIAN EMPLOYEES").

            (b) The Buyer may offer employment to any Canadian Employees listed on Schedule 9.3(b) as "CANADIAN OTS EMPLOYEES".

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            (c)    In addition, to appropriately support the maintenance and
development of the Hyprotech Products, Buyer has identified the need to hire some of the Canadian Employees designated on Schedule 9.3(c) as "TRANSFERRED CANADIAN HYSYS SUPPORT EMPLOYEES". Seller shall provide the job description, history of work assignments and resumes of each HYSYS Support Employee listed on
Schedule 9.3(c) to Buyer as soon as practicable, but in no event later than three business days after the execution of this Agreement. Effective immediately, Seller agrees to use reasonable efforts to facilitate the transition of the required Transferred Canadian HYSYS Support Employees to employment with Buyer. Such efforts shall include affording Buyer and its representatives reasonable opportunities to review employment and personnel records of such Transferred Canadian HYSYS Support Employees, to meet with the Transferred Canadian HYSYS Support Employees during working hours on the Seller's premises (provided the Buyer has given the Seller at least 2 business days notice before attending at its facility for such purpose) to discuss specific skill sets, current and past work performed in support of the Assigned Products and potential terms and conditions of employment with Buyer. Seller shall also permit Buyer and its representatives to distribute to the Transferred Canadian HYSYS Support Employees forms and documents relating to employment with Buyer effective as of the Closing Date. Seller agrees to permit the transfer of employment of the Transferred Canadian HYSYS Support Employees without interference (i.e., Seller shall not make a counteroffer of employment or otherwise discourage such HYSYS Support Employee from accepting Buyer's offer of employment). To the extent any HYSYS Support Employee declines Buyer's offer of employment, Seller shall use the same efforts to permit Buyer to identify and offer employment to an alternate replacement with the required skill set from the remaining Canadian Employees.

            (d) Offers of employment to Canadian Employees (including the selected Transferred Canadian HYSYS Support Employees) will be on terms and conditions of employment that are substantially comparable to those currently provided to similarly situated employees of Buyer. Offers of employment from Buyer shall also recognize each Canadian Employee's length of service with Seller up to the Closing Date for vesting and eligibility purposes, but not for benefit accrual under any pension or savings plan of Buyer (except as may otherwise be required by law), and (ii) waive all pre-existing conditions and exclusions for each Canadian Employee.

            (e) Canadian Employees who accept Buyer's offer of employment and who become employees of Buyer within the six (6) month period after Closing shall be referred to herein collectively as the "TRANSFERRED CANADIAN EMPLOYEES." Canadian Employees who do not receive an offer of employment from the Buyer, or who decline to accept an offer of employment from the Buyer, shall be referred to herein collectively as the "RETAINED CANADIAN EMPLOYEES."

            (f) Seller shall be solely responsible for all obligations and liabilities to the Transferred Canadian Employees and Retained Canadian Employees for salary, wages, overtime pay, group benefits (including claims for health, dental, prescription drug and vision benefits), accrued time off, banked overtime, vacation pay (whether or not such accrued amounts would otherwise be payable or owing), incentive compensation, bonus, retention, stock options, holiday pay and any other form of benefit, remuneration or compensation (collectively, "REMUNERATION") owing or accruing to a Retained Canadian Employee at all times and to a Transferred Canadian Employee for the period prior to such Transferred Canadian Employee's date of hire by Buyer,

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PROVIDED THAT, in no event shall such responsibility of the Seller extend past an employee's date of termination of employment with the Seller. For purposes of this Section 9.3(f), a health, dental, prescription drug and vision claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Transferred Canadian Employee is billed for such services or submits a claim for benefits.

            (g) Buyer shall be responsible in accordance with its applicable disability plans for short-term and long-term disability income benefits payable to any Transferred Canadian Employee with respect to a disability incurred after such Transferred Canadian Employee's date of hire by Buyer. Seller shall be responsible in accordance with their applicable disability plans for all other short-term and long-term disability benefits payable with respect to a disability incurred at any time by a Retained Canadian Employee, and before any Transferred Canadian Employee's date of hire by Buyer.

            (h) Seller agrees to pay and be solely responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses, deferred compensation and like costs arising under Seller's severance pay plans, policies or arrangements, retirement payments, pension entitlements or payments under any such plan or arrangement with respect to a Retained Canadian Employee and Buyer shall have no liability or obligation with respect to any liability, cost, expense or amount owing to any Retained Canadian Employee either under contract, statute or at common law that arises out of or relates to the transactions described in or contemplated by this Agreement. Seller covenants and agrees to indemnify and hold Buyer harmless against and in respect of any loss, damage, claim, fine, order, demand, cost or expense whatsoever, including any and all reasonable accounting, legal and out-of-pocket costs which Buyer may incur, suffer or be required to pay, pursuant to any claim, demand, complaint, action, suit, litigation, application or other proceeding that may be made or asserted against Buyer or affect Buyer by or in respect of a Retained Canadian Employee, individually or as a class proceeding resulting from any matter that arises out of or relates to the transactions described in or contemplated by this Agreement.

            (i) Buyer shall be solely responsible for all obligations and liabilities to the Transferred Canadian Employees including for Remuneration relating to work performed by the Transferred Canadian Employees on or after the Transferred Canadian Employee's date of hire by Buyer.

            (j) Seller and Buyer agree to furnish each other with such information concerning Transferred Canadian Employees and to take all such other action as is necessary and appropriate to effect the transactions contemplated by this Section 9.3.

            (k) Except to the extent prohibited by law, Seller shall deliver to Buyer originals or copies of all personnel files and records relating to Transferred Canadian Employees.

            (l) It is expressly agreed and understood that nothing in this Agreement shall, or shall be construed to, limit the ability of Buyer to terminate the employment of any Transferred Canadian Employee at any time or to amend or terminate any such Transferred Canadian Employee's benefit plan or arrangement.

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     9.4    PROVISIONS RELATING TO NON-US EMPLOYEES (OTHER THAN TRANSFERRING UK
EMPLOYEES AND CANADIAN EMPLOYEES).

            (a) This Section 9.4 contains covenants and agreements of the parties on and as of the Closing Date with respect to Employees who are employed outside of the United States and Canada or who are employed in the United Kingdom (other than the Transferring UK Employees employed in the OTS Business) (the "GLOBAL EMPLOYEES").

            (b) The parties understand and agree that wherever legally required, the Global Employees shall become employees of Buyer by operation of applicable law or regulations ("TRANSFER PROVISIONS") or pursuant to the terms of any necessary transfer agreement relating to that jurisdiction. Where such transfer is not required, Buyer shall offer employment to such Global Employees as it deems appropriate and on such terms and conditions as it deems appropriate, consistent with the applicable laws of the subject jurisdiction. Any Global Employee who becomes an employee of the Buyer within the six (6) months following Closing shall hereinafter be referred to as a "Transferring Global Employee".

            (c) The Seller shall indemnify and keep indemnified the Buyer against all Losses (as defined in Section 9.2) arising out of or in connection with:

                   (i) any claim by a Transferring Global Employee (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, statutory discrimination of any kind, unlawful deductions from wages, a protective award or for breach of statutory duty or of any other nature) as a result of anything done or omitted to be done in relation to the Transferring Global Employee's employment for the period prior to such Transferring Global Employee's date of hire by Buyer, PROVIDED THAT, in no event shall such responsibility of the Seller extend past an employee's date of termination of employment with the Seller;

                   (ii) any claim by any person other than a Transferring Global Employee relating to that person's employment with the Seller, whether such claim arises before, on or after the Transferring Global Employee's date of hire by Buyer; and

                   (iii) any claim by a Global Employee (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, statutory discrimination of any kind, unlawful deductions from wages, a protective award or for breach of statutory duty or of any other nature) as a result of the Buyer's decision not to offer employment to certain Global Employees.

            (d) The Buyer shall indemnify and keep indemnified the Seller against all Losses arising out of or in connection with any claim by a Transferring Global Employee (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, statutory discrimination of any kind, unlawful deductions from wages, a protective award or for breach of statutory duty or of any other nature) as a result of anything done or omitted to be done by the Buyer after the Transferring Global Employee's date of hire by Buyer.

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     9.5    EMPLOYEE CONSULTATION. Seller shall comply with all obligations under applicable National Laws to provide information to Employees or their representatives on a timely basis to comply with their respective obligations with respect to such Employees.

     9.6    SELLER OBLIGATIONS.

            (a) For a period from the date hereof until six (6) months after the Closing Date, Seller shall, to the extent permitted by applicable law (i) afford Buyer a reasonable opportunity to review the employment and personnel files and other documentation relating to the Business Employees, (ii) provide a reasonable opportunity for Buyer to meet personally, and outside the presence or hearing of any employee or agent of Seller, with any one or more of the Business Employees and (iii) afford Buyer a reasonable opportunity to make offers of employment to any one or more of the Business Employees. [**] after the date of this Agreement, Seller shall make available for review by Buyer at Seller's facilities in Calgary, Alberta, Canada or Boston, Massachusetts the employment and personnel files and other documentation relating to the Business Employees to the extent permitted by applicable law. For a period from the date hereof until six (6) months after the Closing Date, Buyer shall be permitted to enter into retention agreements with any one or more of the Business Employees.

            (b) For a period from the date hereof until six (6) months after the Closing Date, the Seller shall (i) not interfere with the employment by Buyer of any Business Employee, (ii) not offer any incentives to the Business Employees to decline employment with the Buyer or to accept other employment with the Seller, (iii) remove any Seller impediments that may deter any Business Employees from accepting employment with Seller or that may interfere with the ability of such Business Employee to accept employment with a Seller, including but not limited to waiving any confidentiality or non-compete restrictions in any agreement between the Seller and such Business Employee that would affect the ability of those Business Employees to be employed by Seller or would prevent such Business Employees who accept employment with the Buyer from using or disclosing to the Buyer any information relating to the Engineering Software Assets, and (d) with respect to any Business Employee who enters into an employment arrangement with Buyer (a "TRANSFERRED EMPLOYEE"), waive any such restrictions effective immediately upon the Closing Date.

     9.7 NON-SOLICITATION. Seller shall not, for two (2) years following the Closing Date, directly or indirectly, solicit, induce or attempt to solicit or induce any Transferred Employees to terminate their employment relationship with Buyer unless such individual is no longer employed by Buyer; PROVIDED, HOWEVER, Seller shall not be deemed to have violated this Section 9.7 if: (a) Seller advertises for employees in newspapers, trade publications or other media not targeted specifically at the Transferred Employees or (b) Seller hires Transferred Employees who apply for reemployment with Seller, as long as such employees were not solicited by Seller in violation of this Section 9.7. Notwithstanding the foregoing, Seller shall not, for six (6) months following the Closing Date, re-hire any Transferred Employees.

                                    ARTICLE X
                          OTHER POST-CLOSING COVENANTS

     10.1   NON-COMPETITION.

            (a) During the period commencing on the Closing Date and continuing until the third anniversary of the Closing Date, the Seller shall not directly or indirectly (and shall cause each Affiliate while it is an Affiliate not to):

                   (i) provide, offer, market or sell to any third party services for the development and implementation of a computer system connected to a real or emulated distributed control system that simulates by use of dynamic simulation models the performance and reactions of a designated process plant for the training of process plant operators ("RESTRICTED SERVICES");

                   (ii) solicit any third party for the provision of the Restricted Services to such third party;

                   (iii) provide, offer, market, license or sell any of the Hyprotech Products or any AspenPlus or other products to a third party operator training services provider of Restricted Services, [**], for use in their business of performing Restricted Services; or

                   (iv) compete against the Buyer to perform or offer to perform Restricted Services of the type provided by Seller under the Assigned Contracts.

            (b) Notwithstanding Section 10.1(a), nothing in this Section 10.1 shall prevent or prohibit the Seller or any of its Affiliates from:

                   (i) including a list of approved providers of any Restricted Services (which may include the Buyer) in any bid or proposal to customers or prospective customers in response to a sales opportunity as a subset of an overall offering by Seller;

                   (ii) carrying out a project for a customer that has retained, either by choosing from a list provided by the Seller or otherwise independently of Seller's participation, another person or entity to provide any Restricted Services in relation to such project;

                   (iii) licensing the Hyprotech Products in accordance with the Hyprotech License Agreement or new products to Seller's end-user customers for any use by the end-user customers (which, for the avoidance of doubt, may include uses that constitute a Restricted Service);

                   (iv) continuing to engage in any type of business conducted by Seller or any of its Affiliates as of the date hereof which is not part of the Operator Training Business as of the Closing, providing services other than Restricted Services, or selling products that are under development by Seller or any of its Affiliates as of the Closing which are not part of the Operator Training Business as of the Closing;

                   (v) performing Seller's obligations under this Agreement and the Ancillary Agreements or otherwise taking actions in connection with the disposition or winding up of the Operator Training Business; or

                   (vi) performing Seller's obligations under the Retained OTS Contracts and Multi-Product Agreements.

            (c) The Parties agree that, if any provision of this Section 10.1 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; PROVIDED HOWEVER, that to the extent any such provision may be valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, each Party agrees that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the applicable laws and public policies applied in such jurisdiction.

     10.2 MULTI-PRODUCT AGREEMENTS. With respect to each Multi-Product Agreement, the Seller and the Buyer shall execute the Subcontract in the form set forth as EXHIBIT I hereto in order to provide to the Buyer all of the benefits under such Multi-Product Agreement that relate solely to the Assigned Products and/or Operator Training Services and to cause the Buyer to fulfill and satisfy all of the liabilities and obligations under such Multi-Product Agreement at Buyer's expense with respect to such Assigned Products and/or Operator Training Services.

     10.3 OTHER CUSTOMER CONTRACTS. For a period of two (2) years after the Closing Date:

            (a) the Seller shall allow any Seller Customer, without penalty, to:

                   (i) modify its current agreements with Seller to allow for renewal of annual software maintenance and support ("SMS") with respect to less than the complete range of products covered by the current agreements and to allocate fees for the products remaining in the agreement on a pro rata basis, to enable such Seller Customer to obtain software maintenance and support from the Buyer; PROVIDED, HOWEVER, that in the event that any such Seller Customer subsequently elects to re-initiate some or all of the Seller's software maintenance and support that such customer had allowed to lapse, the Seller shall not charge a penalty to such Seller Customer based on the lapse of such service (it being understood that it shall not be deemed to be a penalty for the Seller to charge such customer in accordance with customary practice for updates that such customer had not received during the period its services had lapsed); and/or

                   (ii) obtain additional copies of software constituting Engineering Software Assets from the Buyer without effecting a termination of an existing license agreement or maintenance and support services agreement with Seller with respect to Hyprotech Process Engineering Simulation Software licensed to Seller Customers by Buyer; PROVIDED, HOWEVER, that the Seller shall not be under any obligation to provide maintenance and support services with respect to software licensed to customers by the Buyer.

            (b) the Seller shall remove any license or other contractual impediment or grant any requisite Intellectual Property Rights owned and controlled by the Seller to allow the Buyer:

                   (i) to provide software maintenance and support services to any Seller Customer for Hyprotech Process Engineering Simulation Software that has been installed by the Seller starting upon the expiration of the then-current term of the agreement covering SMS with such Seller Customer;

                   (ii) upon expiration of a Seller Customer's license agreement with the Seller, to grant new licenses to the Hyprotech Process Engineering Simulation Software installed on the Seller Customer's computers without requiring the deletion and re-installation of such software previously provided by Seller.

     For purposes hereof, "SELLER CUSTOMER" means a customer of Seller for the OTS Business under an agreement pursuant to which Seller has agreed to provide SMS or has granted a license to any Hyprotech Product.

     Seller shall, within fourteen (14) days after the date of the divestiture of the Engineering Software Assets, provide notice either by electronic mail or by first class mail to all of the Seller Customers of their rights under this
Section 10.3.

     10.4 COLLECTION OF ACCOUNTS RECEIVABLE. The Seller agrees that it shall remit promptly to the Buyer any monies received by the Seller after the Closing Date with respect to the Accounts Receivable.

     10.5 PAYMENT OF ASSUMED LIABILITIES. In the event that the Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse the Seller or its Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. In the event that the Buyer (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Excluded Liabilities, the Seller shall reimburse the Buyer or its Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

     10.6 COPIES IN POSSESSION. The Seller shall be permitted to retain copies and other tangible embodiments of all Engineering Software Assets; PROVIDED, HOWEVER, Seller and Buyer acknowledge and agree that Seller's use and other rights with respect to the Engineering Software Assets are set forth in the Ancillary Agreements.

     10.7 OBLIGATION TO COOPERATE IN BRINGING OR DEFENDING LEGAL ACTIONS. After the Closing Date, each Party shall have an obligation to cooperate, at the expense of the requesting Party (except as set forth in Article VI hereof), in any claim or action brought by the other party against any third party for infringement or misappropriation of any of the Assigned Intellectual Property, or in connection with any defense by a Party of any claim or action brought by a third party with respect to any such intellectual property rights (including, without limitation, a claim or action with respect to the validity or enforceability of any such rights).

     10.8   ACCESS TO BOOKS AND RECORDS; COOPERATION.

            (a) After the Closing, to the extent permitted by applicable law, the Seller shall permit the Buyer's third party attorney or other agent reasonably acceptable to the Seller to have reasonable access to and the right to make copies of such of the Seller's books, records and files to the extent relating to the OTS Business and the Hyprotech Products as constitute part of the Excluded Assets for any reasonable purpose of the Buyer, such as for use in regulatory filings, litigation, financial reporting, in connection with any Assumed Liability, tax return preparation, or tax compliance matters. In addition, the Seller shall make available to the Buyer upon reasonable prior notice, upon the Buyer's reasonable request and at Buyer's expense, personnel of the Seller who are familiar with any such matter requested. The Buyer shall also permit the Seller reasonable access to Buyer's books, records and files as constitute part of the Engineering Software Assets for any reasonable purpose of the Seller, such as for use in regulatory filings, litigation, financial reporting, in connection with any Excluded Liability, tax return preparation or tax compliance matters.

            (b) In the event and for so long as any Party is actively investigating, contesting, defending against or prosecuting any charge, complaint, action, suit, contract appeal, proceeding, hearing, investigation, claim, demand or audit (including routine audits and contract close-outs) involving one or more third parties in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising from the Parties' respective use or ownership of the Engineering Software Assets or conduct of the Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and will make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense. Unless the Party requesting such cooperation is entitled to indemnification from the other Party under the terms of Article VI hereof, the requesting Party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees of outside counsel and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents for their time spent in such cooperation.

     10.9 CONFIDENTIALITY. For a period of five (5) years from the Closing Date, except as permitted in the Ancillary Agreements, the Seller shall keep confidential any confidential information or documents constituting Engineering Software Assets that relate solely to the OTS Business, or confidential information of the Buyer received pursuant to any of the Ancillary Agreements, or as a result of the negotiations leading to the execution of this Agreement, unless such information is (a) ascertainable from public or published information or trade sources, (b) solely with respect to information regarding Buyer, already known or, in any case, subsequently developed by the Seller, (c) received from a third party not under an obligation to Buyer to keep such information confidential, (d) required to be disclosed by applicable law, regulation or legal or administrative process or (e) required to be disclosed to protect or enforce the rights of the Seller or to perform their obligations under this Agreement, the Ancillary Agreements or in connection with tax or other regulatory filings, litigation or financial reporting purposes.

     10.10 THIRD PARTY LICENSES. To the extent that any rights of the Seller under a Sublicenseable Third Party License are sublicensable to Buyer, Seller shall sublicense such rights pursuant to the Technology License Agreement at Closing; PROVIDED THAT Buyer shall be responsible for any fees and charges associated with Buyer's receipt or exercise of such sublicense. With respect to any Third Party License that is not a Sublicensable Third Party License, Seller shall use good faith efforts to assist Buyer in obtaining an equivalent license from the licensor of the Third Party License; PROVIDED THAT Buyer shall be responsible for any fees and charges associated with Buyer's receipt or exercise of the sublicense. Such good faith efforts shall include, with respect to any Third Party License that is exclusive to Seller, Seller's waiver of such exclusivity in order to permit an equivalent license to be granted to Buyer.

     10.11 [**]. Seller shall [**] (including without limitation, [**] thereunder [**] shall otherwise [**] for such [**].

     10.12 HTFS RESEARCH NETWORK MEMBERSHIP. For a period of two (2) years after the Closing Date, the Seller will allow Buyer to become and be a member of Seller's HTFS(R) Research Network on substantially the same terms as other new HTFS members as of the Closing Date, and Seller shall be responsible for fifty percent (50%) of Buyer's related membership fees for such period.

     10.13 SALARY REIMBURSEMENT. After Closing, promptly after receipt of reasonably adequate documentation from Seller, Buyer shall reimburse Seller for an amount equal to Seller's pre-Closing payment of Transferring UK Employees' salaries to the extent such prepayment is for services to be performed post-Closing.

     10.14 POST-CLOSING DELIVERY. At any time after the Closing, Buyer may request in writing that Seller deliver to Buyer any additional item [**] that constitutes a Hyprotech Product as at Closing but is not delivered to Buyer at Closing in accordance with Section 1.3(b)(xvii). Within a commercially reasonable time after Seller's receipt of any such request, Seller shall, at Seller's sole expense, deliver to Buyer such requested items [**] that constitute Hyprotech Products as at Closing. [**].

     10.15 [**]INVESTIGATION. All Hyprotech Products either (a) delivered to Buyer at Closing, or (b) delivered to Buyer pursuant to Section 10.14, shall have first been inspected and approved [**]. Seller will deliver to Buyer at the Closing or concurrent with any future delivery contemplated by Section 10.14,
(a) a copy of any CDs reflecting code inspected and approved [**] and (ii) a list of Hyprotech Products, including all versions thereof, the date each product and version was inspected and approved [**], and an identification of the CD which contains such inspected and approved code.

     10.16 [**]. [**] of the [**] pursuant to [**], in each case, to the [**] that would [**] set forth in any of the [**].

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

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; PROVIDED, HOWEVER, that (i) any Party may make any public disclosure it believes in good faith is required by law, government regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication), and (ii) in the event that the FTC or other government entity makes a public announcement regarding the settlement of the Pending Case or the Consent Decree, the Seller shall have the right to respond to such announcement with one or more press releases that confirm the rights and assets retained or granted back to the Seller and the continued operation of the Seller's business (including product offerings), provided that the Seller shall not name the Buyer in any such release without the prior written consent of the Buyer, and provided that the Buyer shall be granted such opportunity as is practicable to review any such release before it is made public.

     11.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     11.3 ACTION TO BE TAKEN BY AFFILIATES. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

     11.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Buyer and the Seller. This Agreement supersedes any prior agreements or understandings between the Buyer and the Seller and any representations or statements made by or on behalf of the Seller or any of its Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively to the Engineering Software Assets shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

     11.5 SUCCESSION AND ASSIGNMENT. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which written approval shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that Buyer may assign this Agreement in whole or in part or any of its rights hereunder without Seller's consent to one or more Affiliates of Buyer provided that Buyer shall remain liable for the obligations of the assignee or assignees under this Agreement. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity (the "ACQUIRER") that acquires all or substantially all of a Party's business or assets (an "ACQUISITION"). This Agreement shall be binding upon and inure to

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

the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, in the event of an Acquisition:

            (a) the provisions of Section 10.1(a) shall continue to bind Seller and those entities that are Affiliates of Seller prior to the Acquisition (the "OLD AFFILIATES"); and

            (b) the provisions of Section 10.1(a) shall not be deemed to bind and apply to the Acquirer or any other entities that were not Affiliates of Seller prior such acquisition (the "NEW AFFILIATES"), PROVIDED, HOWEVER, that, during the period between the Acquisition and the third anniversary of the Closing Date hereunder, Acquirer and the New Affiliates (A) shall not use the Hyprotech Products in a manner that would, if performed by Seller, violate
Section 10.1(a), (B) shall not provide, offer, market, license or sell any Hyprotech Products or any products of Seller or the Old Affiliates to a third party provider of Restricted Services, [**], for use in their business of performing Restricted Services, and (C) Acquirer and the New Affiliates shall impose a firewall between (1) the Engineering Software Assets for which Seller or the Old Affiliates retain any rights of use and the assets and personnel of Seller and the Old Affiliates previously used, held for use or engaged in the OTS Business or the Hyprotech Business, on the one hand, and (2) any assets or personnel of the Acquirer or the New Affiliates that are used in the provision of Restricted Services (other than assets and personnel utilized generally by Acquirer in the provision Restricted Services as well as in its other businesses). If any such firewall is imposed, an executive officer of the Acquirer shall provide a written certification to Buyer within ten (10) Business Days after the end of each quarter from the date of the Acquisition through the third anniversary of the Closing Date certifying, after due inquiry, that such firewall is in place as required by this Section 11.5(b).

     11.6 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     IF TO THE BUYER:                               COPY TO:

     Honeywell International Inc.                   Honeywell International Inc.
     2500 W. Union Hills Drive                      101 Columbia Road
     Phoenix, AZ 85027-5139                         Morristown, NJ  07962
     Telecopy:  (602) 313-5705                      Telecopy:  (973) 455-5904
     Attention:  Vice President and General         Attention:  Assistant General Counsel,
                 Counsel, Honeywell Process                     Corporate Transactions
                 Solutions

     IF TO THE SELLER:                              COPY TO:

     Aspen Technology, Inc.                         Wilmer Cutler Pickering Hale and Dorr LLP

     Ten Canal Park                                 60 State Street
     Cambridge, MA 02141                            Boston, MA  02109
     Telecopy:  (617) 949-1030                      Telecopy:  (617) 526-5000
     Attention:  General Counsel                    Attention:  Mark L. Johnson, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.7 AMENDMENTS AND WAIVERS. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     11.9 EXPENSES. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

     11.10 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court.

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     11.11  GOVERNING LAW. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

     11.12 SUBMISSION TO JURISDICTION. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.6. Nothing in this Section 11.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

     11.13 RESCISSION. If at the time the FTC determines to make the Consent Decree final, the FTC notifies Seller or Buyer that this Agreement and/or any agreement included in the Exhibits to this Agreement is not acceptable, in whole or in part, Seller and Buyer will cooperate with one another and will negotiate in good faith to amend any provision of this Agreement and/or the agreements included in the Exhibits to this Agreement, as applicable, or rescind this Agreement and the agreements included in the Exhibits to this Agreement and agree to alternative measures to comply with the Consent Decree; provided that no such amendments or alternative measures shall be required to be made unless they are acceptable to both Seller and Buyer. If the FTC rejects the Consent Decree, Seller and Buyer will rescind this Agreement and the agreements included in the Exhibits to this Agreement.

     11.14  CONSTRUCTION.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

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

            (e) Any reference to "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.

            (f) The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

            (g) All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

     11.15 WAIVER OF JURY TRIAL. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

     11.16 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.17 COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

HONEYWELL INTERNATIONAL INC.                ASPEN TECHNOLOGY, INC.

  By:       /s/John R. Ethier               By:      /s/David L. McQuillin
     -----------------------------             ------------------------------
  Name:  John R. Ethier                     Name:  David L. McQuillin
  Title: V.P. CFO                           Title: CEO

HONEYWELL CONTROL SYSTEM LIMITED            HYPROTECH COMPANY

By:      /s/John R. Ethier                  By:  /s/Mandolis Kotzabasakis
   ---------------------------                 --------------------------
Name:  John R. Ethier                       Name:  Mandolis Kotzabasakis
Title: V.P. CFO                             Title: Director

HONEYWELL LIMITED -HONEYWELL LIMITEE        ASPENTECH CANADA LTD.

By:      /s/John R. Ethier                  By:      /s/ Stephen J. Doyle
   -------------------------------             --------------------------
Title: V.P. CFO                             Title: Chief Legal Officer
                                                   Director

                                            ASPENTECH LTD.

                                            By:     /s/David L. McQuillin
                                               --------------------------
                                            Name:  David L. McQuillin
                                            Title:  Director

                                            HYPROTECH UK, LTD.

                                            By:   /s/Stephen J. Doyle
                                               ------------------------
                                            Name:  Stephen J. Doyle
                                            Title:  Director

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